EXHIBIT 10.2

~~NATIONAL~~ ABF NATIONAL MASTER FREIGHT AGREEMENT

For the Period of
April 1, ~~2008~~ 2013
through
March 31, ~~2013~~ 2018
covering:

Operations in, between and over all of the states, territories and possessions of the United States, and operations into and out of all contiguous territory.

~~The ___________________________ (Company or Association)~~ ABF FREIGHT SYSTEM, INC. hereinafter referred to as the ~~EMPLOYER~~ “Employer” or “Company” or “ABF” and the TEAMSTERS NATIONAL FREIGHT INDUSTRY NEGOTIATING COMMITTEE representing Local Unions affiliated with the INTERNATIONAL BROTHERHOOD OF TEAMSTERS, and Local Union No.——— which Local Union is an affiliate of the INTERNATIONAL BROTHERHOOD OF TEAMSTERS, agree to be bound by the terms and conditions of this Agreement.

ARTICLE 1. PARTIES TO THE AGREEMENT

Section 1. Employer Covered

The Employer is ABF FREIGHT SYSTEM, INC. ~~consists of Associations, members of Associations who have given authorization to the Associations to represent them in the negotiation and/or execution of this Agreement and Supplemental Agreements, and individual Employers who become signator to this Agreement and Supplemental Agreements as hereinafter set forth. The signator Associations enter into this Agreement and Supplemental Agreements as hereinafter set forth.~~ The Employer ~~signator Associations~~ and Unions represent that they are duly authorized to enter into this Agreement and Supplemental Agreements. ~~on behalf of their members under and as limited by their authorizations as submitted prior to negotiations.~~

Section 2. Unions Covered

NO CHANGE

Section 3. Transfer of Company Title or Interest

The Employer’s obligations under this Agreement including Supplements shall be binding upon its successors, administrators, executors and assigns. The Employer agrees that the obligations of this Agreement shall be included in the agreement of sale, transfer or assignment of the business. In the event an entire active or inactive operation, or a portion thereof, or rights only, are sold, leased, transferred or taken over by sale, transfer, lease, assignment, receivership or bankruptcy proceedings, such operation or use of rights shall continue to be subject to the terms and conditions of this Agreement for the life thereof. Transactions covered by this provision include stock sales or exchanges, mergers, consolidations, spin-offs or any other method by which a business is transferred.

It is understood by this Section that the signator Employer shall not sell, lease or transfer such run or runs or rights to a third party to evade this Agreement. In the event the Employer fails to require the purchaser, transferee, or lessee to assume the obligations of this Agreement, as set forth above, the Employer (including partners thereof) shall be liable to the Local Union(s) and to the employees covered for all damages sustained as a result of such failure to require the assumption of the terms of this Agreement until its expiration date, but shall not be liable after the purchaser, the transferee or lessee has agreed to assume the obligations of this Agreement. The obligations set forth above shall not apply in the event of the sale, lease or transfer of a portion of the rights comprising less than all of the signator Employer’s rights to a non-signator company unless the purpose is to evade this Agreement. Corporate reorganizations by a signatory Employer, occurring during the term of this Agreement, shall not relieve the signatory Employer or the re-organized Employer of the obligations of this Agreement during its term.

~~When a signator to this Agreement purchases rights from another signator, the provisions of Article 5 shall apply. The applicable layoff provisions of this Agreement shall apply.~~

The Employer shall give notice of the existence of this Agreement to any purchaser, transferee, lessee, assignee, or other entity involved in the sale, merger, consolidation, acquisition, transfer, spin-off, lease or other transaction by which the operation covered by this Agreement or any part thereof, including rights only, may be transferred. Such notice shall be in writing, with a copy to the Local Union, at the time the seller, transferor or lessor makes the purchase and sale negotiation known to the public or executes a contract or transaction as herein described, whichever first occurs. The Local Union shall also be advised of the exact nature of the transaction, not including financial details.

The term rights shall include routes and runs.

ARTICLE 2. SCOPE OF AGREEMENT

Section 1. Master Agreement

The execution of this ABF National Master Freight Agreement on the part of the Employer shall apply to all operations of the Employer which are covered by this Agreement and shall have application to the work performed within the classifications defined and set forth in the Agreements supplemental hereto.

Section 2. Supplements to Master Agreement

(a) There are several segments of the trucking industry covered by this Agreement and for this reason Supplemental Agreements are provided for each of the specific types of work performed by the various classifications of employees controlled by this Master Agreement.

All such Supplemental Agreements are subject to and controlled by the terms of this Master Agreement and are sometimes referred to herein as “Supplemental Agreements.”

All such Supplemental Agreements are to be clearly limited to the specific classifications of work as enumerated or described in each individual Supplement.

In all cases involving the transfer of work and/or the merger of operations subject to the provisions of Article 8, Section 6 or Article 5, Section 2, where more than one Supplemental Agreement is involved and one or more of them contains provisions contrary to those set forth in Article 8, Section 6 or Article 5, Sections 2, the applicable terms and conditions of the ABF National Master Freight Agreement ~~NMFA~~ shall supersede those of the contrary Supplemental Agreements, including the resolution of any seniority related grievances that may arise following approval of the involved transfer of work and/or merger of operations.

(b) The parties shall establish four (4) Regional Area Iron and Steel and/or Truckload Supplements to the National Master Freight Agreement.

The Employer and the Local Union, parties to this Agreement, may enter into an agreement whereby road drivers working under an Over-The-Road Supplemental Agreement have the opportunity to perform work covered by and subject to the above Regional Area Supplements, under conditions agreed upon. Such Supplement shall be submitted to the appropriate Regional Joint Area Committee.

(c) The jurisdiction covered by the ABF National Master Freight Agreement and its various Supplements thereto includes, without limitation, stuffing, stripping, loading and discharging of cargo or containers. This does not include loading or discharging of cargo or containers to or from vessels except in those instances where such work is presently being performed. Existing practices, rules and understandings, between the Employer and the Union, with respect to this work shall continue except to the extent modified by mutual agreement.

Section 3. Non-covered Units

NO CHANGE

Card Check

(a) When a majority of the eligible employees performing work covered by an Agreement designated by the National Negotiating Committee to be Supplemental to the ABF National Master Freight Agreement execute a card authorizing a signatory Local Union to represent them as their collective bargaining agent at the terminal location, then such employees shall automatically be covered by this Agreement and the applicable Supplemental Agreements. If the ~~an~~ Employer refuses to recognize the Union as above set forth and the matter is submitted to the National Labor Relations Board or any mutually agreed upon process for determination and such determination results in certification or recognition of the Union, all benefits of this Agreement and applicable Supplements shall be retroactive to the date of demand for recognition. In such cases the parties may by mutual agreement negotiate wages and conditions, subject to Regional Joint Area Committee approval.

The parties agree that a constructive bargaining relationship is essential to efficient operations and sound employee relations. The parties recognize that organizational campaigns occur in bargaining relationships and that both parties are free to accurately state their respective positions concerning the organization of certain groups of employees. However, the parties also recognize that campaigns must be waged on the facts only. Accordingly, the parties will not engage in any personal attacks against Union or Company representatives or attacks against the Union or Company as an institution during the course of any such campaign.

Additions to Operations: Over-The-Road and Local Cartage Supplemental Agreements

(b) Notwithstanding the foregoing paragraph, the provisions of the ABF National Master Freight Agreement and the applicable Over-the-Road and Local Cartage Supplemental Agreements shall be applied without evidence of union representation of the employees involved, to all subsequent additions to, and extensions of, current operations which adjoin and are controlled and utilized as a part of such current operation, and newly established terminals and consolidations of terminals which are controlled and utilized as a part of such current operation.

If the ~~an~~ Employer refuses to recognize the Union as above set forth and the matter is submitted to the National Labor Relations Board or any mutually agreed-upon process for determination, and such determination results in certification or recognition of the Union, all benefits of this Agreement and applicable Supplements shall be retroactive to the date of demand for recognition.

The provisions of Article 32 - Subcontracting, shall apply to this paragraph. Extensions or additions to current operations, etc., which adjoin and are controlled and utilized as part of such current operation shall be subject to the jurisdiction of the appropriate Change of Operations Committee for the purpose of determining whether the provisions of Article 8, Section 6 - Change of Operations, apply and, if so, to what extent.

Section 4. Single Bargaining Unit

The employees, Unions, and Employer~~s and Associations~~ covered under this Master Agreement and the various Supplements thereto shall constitute one (1) bargaining unit and contract. It is understood that the printing of this Master Agreement and the aforesaid Supplements in separate Agreements is for convenience only and is not intended to create separate bargaining units.

This ABF National Master Freight Agreement applies to city and road operations, and other classifications of employment ~~authorized by the signatory Employers to be represented by Employer Associations or Employers,~~ where applicable, participating in national collective bargaining. The common problems and interest, with respect to basic terms and conditions of employment, have resulted in the creation of the ABF National Master Freight Agreement and the respective Supplemental Agreements. Accordingly, the Unions ~~Associations~~ and Employer~~s, parties to this Agreement,~~ acknowledge that this Agreement creates ~~they constitute~~ a single national ~~multi-employer~~ collective bargaining unit. ~~composed of the Associations named hereinafter and those Employers authorizing such associations to represent them for the purpose of collective bargaining, and solely to the extent of such authorization, and such other individual employers which have, or may, become parties to this Agreement.~~

Section 5. Riders

NO CHANGE

ARTICLE 3. RECOGNITION, UNION SHOP AND CHECKOFF

Section 1. Recognition

(a) The Employer recognizes and acknowledges that the Teamsters National Freight Industry Negotiating Committee and Local Unions affiliated with the International Brotherhood of Teamsters are the exclusive representatives of all employees in the classifications of work covered by this ABF National Master Freight Agreement, and those Supplements thereto approved by the Joint National Negotiating Committees for the purpose of collective bargaining as provided by the National Labor Relations Act.

Subject to Article 2, Section 3 - Non-covered Units, this provision shall apply to all present and subsequently acquired over-the-road and local cartage operations and terminals of the Employer.

This provision shall not apply to wholly-owned and wholly independently operated subsidiaries of the Employer which are not under contract with local IBT unions. “Wholly independently operated” means, among other things, that there shall be no interchange of freight, equipment or personnel, or common use, in whole or in part, of equipment, terminals, property, personnel or rights.

Union Shop

(b) All present employees who are members of the Local Union on the effective date of this subsection or on the date of execution of this Agreement, whichever is the later, shall remain members of the Local Union as a condition of employment. Union membership for purposes of this Agreement, is required only to the extent that employees must pay either (i) the Union’s initiation fees and periodic dues or (ii) service fees which in the case of a regular service fee ~~payer~~ payor shall be equal to the Union’s initiation fees and periodic dues, and in the case of an objecting service fee ~~payer~~ payor shall be the proportion of the initiation fees and dues corresponding to the portion of the Union’s total expenditures that support representational activities. All present employees who are not members of the Local Union and all employees who are hired hereafter shall become and remain members of the Local Union as a condition of employment on and after the thirty-first (31st) calendar day following the beginning of their employment or on and after the thirty-first (31st) calendar day following the effective date of this subsection or the date of this Agreement, whichever is the later. An employee who has failed to acquire, or thereafter maintain, membership in the Union as herein provided, shall be terminated seventy-two (72) hours after ABF ~~his/her Employer~~ has received written notice from an authorized representative of the Local Union, certifying that membership has been, and is continuing to be, offered to such employee on the same basis as all other members and, further, that the employee has had ten (10) days’ written notice from the Union (with a copy to the Employer) of the delinquency and opportunity to make all dues or initiation fee payments. This provision shall be made and become effective as of such time as it may be made and become effective under the provisions of the National Labor Relations Act, but not retroactively.

For purposes of this Article, “present employees” and “employees who are hired hereafter” shall include “casual employees” as defined in Article 3, Section 2 of this Agreement. Such “casual employees” will be required to join the Union ~~prior to their employment~~ on or ~~after~~ before the thirty-first (31st) calendar day following their first (1st) day of employment ~~for any Employer signatory to this Agreement.~~

Hiring

NO CHANGE

State Law

NO CHANGE

Agency Shop

NO CHANGE

Savings Clause

(f) If any provision of this Article is invalid under the law of any state wherein this Agreement is executed, such provision shall be modified to comply with the requirements of state law or shall be renegotiated for the purpose of adequate replacement. If such negotiations shall not result in mutually satisfactory agreement, either party shall be permitted all legal or economic recourse.

Employer Recommendation

(g) In those instances where subsection (b) hereof may not be validly applied, the Employer agrees to recommend to all employees that they become members of the Local Union and maintain such membership during the life of this Agreement, to refer new employees to the Local Union representative, and to recommend to delinquent members that they pay their dues since they are receiving the benefits of this Agreement.

Business agents shall be permitted to attend new employee orientations in right-to-work states. The sole purpose of the business agent’s attendance is to encourage employees to join the Union.

Future Law

NO CHANGE

No Violation of Law

NO CHANGE

Section 2. Probationary and Casual Employees

(a) Probationary Employees

NO CHANGE

(b) Casual Employees

(1) A casual employee is an individual who is not on the regular seniority list and who is not serving a probationary period. A casual may be either a replacement casual or a supplemental casual as hereinafter provided. Casuals shall not have seniority status. Casuals shall not be discriminated against for future employment.

(2) a. Replacement casuals may be utilized by ~~an~~ the Employer to replace regular employees when such regular employees are off due to illness, vacation or other absence, except when an absence of a regular employee continues beyond three (3) consecutive months, a replacement casual shall not thereafter be used to fill such absence, unless the Employer and the Local Union mutually agree to the continued use of a replacement casual. If a CDL-qualified casual filling a position has been regularly employed for a period of six (6) months or more, he will not be required to go through a probationary period if hired into a full-time position.

b. Where the Company is using casuals as vacation replacements for regular employees, and the Area Supplemental Agreement does not provide a method to add regular employees based on the use of casuals to replace vacation absence, the vacation schedules shall be broken into yearly quarters beginning January 1st, and subsequent vacation quarters shall begin on April 1st, July 1st, and October 1st thereafter.

Starting with the quarter beginning April, 1991, and continuing each quarter thereafter, the Employer shall add one (1) additional employee to the regular seniority list for each sixty-five (65) vacation replacement days worked by a casual during each vacation quarter.

The application of this formula shall not result in pyramiding.

New employees shall be placed on the respective seniority lists on the first (1st) day of the following quarter unless there are employees in layoff status, in which case such new employees shall be placed on the respective seniority list at the time the laid-off employees are recalled from layoff status.

Employees shall first be added to the regular seniority list from the preferential list, if applicable. Thereafter, employees to be added to the regular seniority list shall be determined by the respective Supplement and shall be subject to the probationary provisions of that Supplement.

In the application of this formula, employees specifically designated under an appropriate reporting procedure to replace absence other than vacations shall not be included as vacation replacements. It is the intent of the parties, in the application of this formula, to add regular employees to the seniority list to replace employees on vacation where there is regular work opportunity for such additional employees.

The implementation of this provision may raise issues particular to a respective Supplemental Agreement. Failure to resolve the issues, such Supplemental Negotiating Committee may agree to waive this provision, or submit the disputed issues to the National Grievance Committee.

(3) Supplemental casuals may be used to supplement the regular work force as provided for in each respective Supplement. Once the number of new employees to be added as required in the Supplement is determined, the Employer must initiate the processing of the new probationary employees immediately, and complete such processing as provided for in the Supplements.

(4) Unless waived in writing by any Joint Supplemental Negotiating Committee, all Supplements shall provide for a preferential casual hiring list and shall provide the qualifications for placement on such list. Casuals on the preferential hiring list shall be offered available extra work and future regular employment in seniority order by classification as among themselves. A preferential casual employee’s seniority date shall be the date he/she becomes a regular employee; and such employee shall not be subject to any probationary period.

Casual employees on the preferential hiring list shall have full access to the grievance procedure.

The provisions of Article 3, Section 3, shall apply to casual employees on the preferential hiring list who are paid on the regular payroll.

Local Unions employing an exclusive hiring hall under the terms of the Supplemental Agreement may petition the respective Joint Area Supplemental Negotiating Committee for approval to waive this subparagraph (4).

(5) Casual road employees, where permitted by Supplemental Agreement, may only be used within the jurisdiction of their respective Regional Area and shall gain preferential status and/or regular seniority status as provided in the respective Supplement, except on approved two-man operations when the extra boards are exhausted.

(6) Any casual employee who declines regular employment shall be terminated without recourse and will not be used by the Employer for any further work.

(7) a. Casual Employment

NO CHANGE

(7) b. Regular Employment

NO CHANGE

(c) Employment Agency Fees

NO CHANGE

Section 3. Checkoff

The Employer agrees to deduct from the pay of all employees covered by this Agreement the dues, initiation fees and/or uniform assessments of the Local Union having jurisdiction over such employees and agrees to remit to said Local Union all such deductions. Where laws require written authorization by the employee, the same is to be furnished in the form required. The Local Union shall certify to the Employer in writing each month a list of its members working for the Employer who have furnished to the Employer the required authorization, together with an itemized statement of dues, initiation fees (full or installment), or uniform assessments owed and to be deducted for such month from the pay of such member. The Employer shall deduct such amount within two (2) weeks following receipt of the statement of certification of the member and remit to the Local Union in one (1) lump sum within three (3) weeks following receipt of the statement of certification. The Employer shall add to the list submitted by the Local Union the names and Social Security numbers of all regular new employees hired since the last list was submitted and delete the names of employees who are no longer employed. Checkoff shall be on a monthly or quarterly basis at the option of the Union. The Local Union and Employer may agree to an alternative option to deduct Union dues bi-monthly.

When ~~an~~ the Employer actually makes a deduction for dues, initiation fees and assessments, in accordance with the statement of certification received from an appropriate Local Union, the Employer shall remit same no later than three (3) weeks following receipt of the statement of certification and in the event the Employer fails to do so, the Employer shall be assessed ten percent (10%) liquidated damages. All monies required to be checked off shall become the property of the entities for which it was intended at the time that such checkoff is required to be made. All monies required to be checked off and paid over to other entities under this Agreement shall become the property of those entities for which it was intended at the time that such payment or checkoff is required to be made.

Where an employee who is on checkoff is not on the payroll during the week in which the deduction is to be made, or has no earnings or insufficient earnings during that week, or is on leave of absence, the employee must make arrangements with the Local Union and/or the Employer to pay such dues in advance.

The Employer agrees to deduct from the paycheck of all employees covered by this Agreement voluntary contributions to DRIVE. DRIVE shall notify the Employer of the amounts designated by each contributing employee that are to be deducted from his/her paycheck on a weekly basis for all week worked. The phrase “weeks worked” excludes any week other than a week in which the employee earned a wage. The Employer shall transmit to DRIVE National Headquarters on a monthly basis, in one (1) check, the total amount deducted along with the name of each employee on whose behalf a deduction is made, the employee’s social security number and the amount deducted from that employee’s paycheck. The International Brotherhood of Teamsters shall reimburse the Employer annually for the Employer’s actual cost for the expenses incurred in administering the weekly payroll deduction plan.

The Employer will recognize authorization for deductions from wages, if in compliance with state law, to be transmitted to Local Union or to such other organizations as the Union may request if mutually agreed to. No such authorization shall be recognized if in violation of state or federal law. No deduction shall be made which is prohibited by applicable law.

In the event that ~~an~~ the Employer has been determined to be in violation of this Article by the decision of an appropriate grievance committee, and if such Employer subsequently is in violation thereof after receipt of seventy-two (72) hours’ written notice of specific delinquencies, the Local Union may strike to enforce this Article. However, such strike shall be terminated upon the delivery thereof. Errors or inadvertent omissions relating to individual employees shall not constitute a violation.

Upon written request of an employee, the Employer shall make payroll deductions for the purchasing of U. S. Savings Bonds.

The Employer hereby agrees to participate in the Teamsters National 401(k) Savings Plan (the “Plan”) on behalf of all employees represented for purposes of collective bargaining under this agreement, and shall authorize the Plan to allow for participating employee, upon his request, to take loans on his contributions to the Plan. The Employer is not required to participate in the Teamsters National 401(k) if Teamsters employees were eligible to participate in ~~an~~ the Employer’s sponsored 401(k) as of January 1, 1998.

The Employer will make or cause to be made payroll deductions from participating employee’s wages, in accordance with each employee’s salary deferral election subject to compliance with ERISA and the relevant tax code provisions. The Employer will forward withheld sum to ~~State Street Bank~~ Prudential or its successor at such time, in such form and manner as required pursuant to the Plan and Declaration of Trust (the “Trust”).

The Employer will execute a Participation Agreement with TNFINC and the Trustees of the Plan evidencing Employer participation in the Plan effective prior to any employee deferral being received by the Plan.

Section 4. Work Assignment

The Employer~~s~~ agrees to respect the jurisdictional rules of the Union and shall not direct or require ~~their~~ its employees or persons other than the employees in the bargaining units here involved, to perform work which is recognized as the work of the employees in said units. This is not to interfere with bona fide contracts with bona fide unions.

Dock Pick-up:

This provision supercedes any other related article contained in the Agreement.

The Employer agrees that the function of the supervisor is the supervision of employees and not the work of the employees they supervise.
However, where no local cartage employees are on the property, a supervisor can load an unscheduled customer pick-up on an occasional and incidental basis. It is understood that this provision is intended to only apply to unanticipated situations taking less than thirty (30) minutes. The company shall not intentionally schedule such pick-ups for times when the local cartage employees are not available.

Section 5.

The term “Local Union” as used herein refers to the IBT Local Union which represents the employees of the ~~particular~~ Employer for the purpose of collective bargaining at the particular place or places of business to which this Agreement and the Supplements thereto are applicable, unless by agreement of the Local Union involved, or a Change of Operations Committee, or a jurisdictional award under Article 30 herein, jurisdiction over such employees, or any number of them, has been transferred to some other Local Union, in which case the term Local Union as used herein shall refer to such other Local Unions. Nothing herein contained shall be construed to alter the single ~~multi-~~employer, multi-union unit or single contract status of this Agreement.

Section 6. Electronic Funds Transfer (Direct Deposit)

~~If the Employer institutes an electronic funds transfer (EFT) system, employees may participate.~~

Where not prohibited by State Law, all employees hired after the date of ratification are required to use electronic deposit of their paychecks. If the employee is enrolled on Direct Deposit and the employee’s pay is not deposited to their bank account on payday due to employer error, the employee’s pay will be deposited to the employee’s account by means of Electronic Funds Transfer or the employee will be paid by station draft that same day.

If an employee hired after the date of ratification is unable to obtain a bank account, he/she will be paid electronically using a pay card/debit card. If for reasons beyond the Employer’s control, such as weather delays, express mail failure, etc. an employee’s “paycheck” or debit card does not arrive at the employee’s facility by payday, a replacement check will be issued at the General Office and mailed to the employee’s facility by the end of that business day.

The Employer shall furnish an itemized statement of earnings and deductions with all paychecks.

Section 7. Utility Employee

NO CHANGE

ARTICLE 4. STEWARDS

NO CHANGE

ARTICLE 5.

Section 1. Seniority Rights

NO CHANGE

Section 2. Mergers of Companies-General

NO CHANGE

Combining of Terminals or Operations as a Result of Merger of Companies

NO CHANGE

Active Seniority List

NO CHANGE

Layoff Seniority list

NO CHANGE

Temporary Authority

NO CHANGE

Purchase of Rights

NO CHANGE

Exclusive Cartage Operations

NO CHANGE

Committee Authority

NO CHANGE

Section 3. Intent of Parties

NO CHANGE

Section 4. Equipment Purchases

NO CHANGE

Highest Rates Prevail

NO CHANGE

Cutting Seniority Board

NO CHANGE

Posting Seniority List

NO CHANGE

Section 5. Work Opportunity

NO CHANGE

Section 6. Overtime

NO CHANGE

ARTICLE 6.

Section 1. Maintenance of Standards

NO CHANGE

Local Standards

NO CHANGE

Individual Employer Standards

NO CHANGE

General

NO CHANGE

Section 2. Extra Contract Agreements

NO CHANGE

Section 3. Workweek Reduction

NO CHANGE

Section 4. New Equipment

NO CHANGE

ARTICLE 7. LOCAL AND AREA GRIEVANCE MACHINERY

Section 1.

(a) Provisions relating to local, state and area grievance machinery are set forth in the applicable Supplements to this Agreement.

Each Supplemental Agreement shall provide for a Regional Joint Area Review Committee. The Committee shall review and consider any case deadlocked by the Regional Joint Area Committee. The Regional Joint Area Review Committee shall consist of the Freight Coordinator from the applicable Region or a designee of the TNFINC Chairman and a designee of the Executive Director of TMI. The Committee shall have the authority to resolve any such deadlocked case either by review of the evidence presented to the Regional Joint Area Committee or by rehearing the case. The decisions of the Committee shall be final and binding. In the event the Committee is unable to resolve the deadlock, the case shall be referred to the National Grievance Committee.

Unless otherwise indicated in writing to TMI and TNFINC by a Supplemental Negotiating Committee prior to ratification of this Agreement, there shall be no arbitration of discharge and suspensions.

(b) All grievances arising under the provisions of the Master Agreement (Articles 1-39) shall be filed directly with the appropriate Regional Joint Area Committee. The Regional Joint Area Committee shall have the authority to render a final and binding decision or direct the grievance to the appropriate lower level committee for hearing if the grievance is not properly claimed under the provisions of the Master Agreement. The Regional Joint Area Committee must hear and decide such cases within ninety (90) days of the filing of the grievance. Grievances arising under Article 9 - Protection of Rights, Article 29, Sections 1 or 2(a) and (b) - Substitute Service and Article 32, Subcontracting shall be expeditiously processed and may be heard at either regularly scheduled or specially called hearings. A grievance may be filed by any Region whose members are adversely affected by an alleged violation of Article 32, Section 4(b) occurring within its jurisdiction.

(c) It is mutually agreed that the procedures for processing complaints concerning matters of highway and equipment safety shall be incorporated in the applicable Supplemental Agreement, in accordance with the guidelines established by the ABF National Master Freight Safety, Health and Equipment Committee provided for in Article 16.

Special Joint Area Committees shall also be created in compliance with the provisions of Article 35, Sections 3 and 4.

The procedure set forth in the local, state and area grievance machinery and in the national grievance procedure may be invoked only by the authorized Union representative or the Employer representative. Authorized representatives of the Union and/or Employer may file grievances alleging violation of this Agreement, under local grievance procedure, or as provided herein, unless provided to the contrary or otherwise mutually agreed in the Supplemental Agreement and/or respective committee rules of procedure. Time limitations regarding the filing of grievances, if not set forth in the respective Supplemental Agreements, must appear in the Rules of Procedure of the various grievance committees and shall apply equally to the Employer and employees.

The Rules of Procedure of the various committees established under the Agreement shall be subject to the review and approval of the National Grievance Committee.

Section 2. Grievant’s Bill of Rights

NO CHANGE

Section 3.

NO CHANGE

Section 4.

Discharge cases shall be docketed and scheduled to be heard at the next regularly scheduled ~~City/~~Joint State/Supplemental Committee meeting.

Section 5. Timely Payment of Grievances

All monetary grievances that have been resolved either by decision or through a signed, dated written settlement agreement shall be paid within fourteen (14) calendar days of formal notification of the decision or the date of the settlement agreement. If ~~an~~ the Employer fails to pay a monetary grievance in accordance with this Section, the Employer shall pay as liquidated damages to each affected grievant eight (8) hours straight time pay for each day the Employer delays payment, commencing the date the grievant(s) notified the Employer of such non-payment.

Section 6.

NO CHANGE

ARTICLE 8. NATIONAL GRIEVANCE PROCEDURE

Section 1.

All grievances or questions of interpretations arising under this ABF National Master Freight Agreement or Supplemental Agreements thereto shall be processed as set forth below.

(a) All factual grievances or questions of interpretation arising under the provisions of the Supplemental Agreement (or factual grievances arising under the ABF National Master Freight Agreement), shall be processed in accordance with the grievance procedure of the applicable Supplemental Agreement.

If upon the completion of the grievance procedure of the Supplemental Agreement the matter is deadlocked, the case shall be immediately forwarded to both the Employer and Union secretaries of the National Grievance Committee, together with all pertinent files, evidence, records and committee transcripts.

Any request for interpretation of the ABF National Master Freight Agreement shall be submitted directly to the Regional Joint Area Committee for the making of a record on the matter, after which it shall be immediately referred to the National Grievance Committee. Such request shall be filed with both the Union and Employer secretaries of the National Grievance Committee with a complete statement of the matter.

(b) Any matter which has been referred pursuant to Section 1(a) above, or any question concerning the interpretation of the provisions contained in the ABF National Master Freight Agreement, shall be submitted to a permanent National Grievance Committee which shall be composed of an equal number of employer and union representatives. The National Grievance Committee shall meet on a regular basis, for the disposition of grievances referred to it, or may meet at more frequent intervals, upon call of the chairman of either the Employer or Union representatives on the National Grievance Committee. The National Grievance Committee shall adopt rules of procedure which may include the reference of disputed matters to subcommittees for investigation and report, with the final decision or approval, however, to be made by the National Grievance Committee. If the National Grievance Committee resolves the dispute by a majority vote of those present and voting, such decisions shall be final and binding upon all parties.

Cases deadlocked by the National Grievance Committee shall be referred as provided in Section 2(b) below. Procedures relating to such referrals shall be included in the Rules of Procedure of the National Grievance Committee.

The Employer may request the co-chairmen of the National Grievance Committee to appoint and convene a joint Employer and Union Committee which shall have the authority to approve uniform dispatch procedures and rules which shall apply to the individual company’s over-the-road operations.

No Employer signatory to this Agreement shall be permitted to have its own grievance procedure.

Section 2.

(a) The National Grievance Committee by majority vote may consider and review all questions of interpretation which may arise under the provisions contained in the ABF National Master Freight Agreement which are submitted by either the Chairman of TNFINC or the Executive Director of TMI. The National Grievance Committee by majority vote shall have the authority to reverse and set aside all resolutions of grievances by any lower level grievance committee or review committee involving or affecting the interpretation(s) of Articles 1-39 of the ABF National Master Freight Agreement, in which case the decision of the National Grievance Committee shall be final and binding. A failure by the National Grievance Committee to reach a majority decision on a question concerning interpretation or on a review of a decision by a lower level grievance committee or review committee shall not be considered a deadlock and will not be referred to the National Review Committee. In case of a failure to reach a majority decision in reviewing the decision of a lower level grievance committee or review committee, the decision of the lower level grievance committee or review committee shall stand as final and binding.

(b) All grievances deadlocked at the National Grievance Committee shall be processed as set forth below.

1. All such deadlocked grievances shall be automatically referred to the National Review
Committee, which shall consist of the Chairman of TNFINC, or his/her designee and the
Executive Director of TMI, or his/her designee. The National Review Committee shall have the authority to resolve any such deadlocked case by review of the record presented to the National Grievance Committee or by rehearing the case, or by referring the case to a subcommittee of either the Joint National Negotiating Committee or the appropriate Supplemental Negotiating Committee to negotiate a recommended resolution of the case. The subcommittee of the Negotiating Committee to which the case was referred must report its recommendation or deadlock to the National Review Committee for resolution. Unless the National Review Committee in writing mutually agrees otherwise, said Committee shall have a period of 15 days (excluding Saturdays, Sundays and holidays) from the date of the National Grievance Committee deadlock to resolve the case. The decision of the National Review Committee shall be final and binding.

2. In the event the National Review Committee is unable to resolve the deadlock, the President of the Employer involved and the Chairman of TNFINC shall have 30 additional days (excluding Saturdays, Sundays and holidays), from the final day of consideration by the National Review Committee to attempt to resolve the case. The TMI and TNFINC representatives on the National Review Committee shall be responsible for notifying the President of the Employer involved and the Chairman of TNFINC of the final day of consideration by the Committee of the deadlocked grievance. In considering factual disputes that are deadlocked or deadlocked questions of interpretation arising out of Supplemental Agreements, the decision of either the National Grievance Committee or the National Review Committee shall be based on the provisions of the applicable Supplemental Agreement.

3. No lawyers will be permitted to present cases at any step of the grievance procedure.

4. The decision of any grievance committee or panel shall be specifically limited to the matters submitted to it and the grievance committee or panel shall have no authority in any manner to amend, alter or change any provision of the Agreement.

5. If the Employer or Union challenges in court a decision issued by any dispute resolution panel provided for under this Agreement, the cost of the challenge, including the court costs and attorney’s fees, shall be paid by the losing party.

Section 3. Work Stoppages

(a) The parties agree that all grievances and questions of interpretation arising from the provisions of this Agreement shall be submitted to the grievance procedure for determination. Accordingly, except as authorized by law, as provided below or as specifically provided in other Articles of the ABF National Master Freight Agreement, no work stoppage, slowdown, walkout or lockout shall be deemed to be permitted or authorized by this Agreement.

A “representation dispute” in circumstances under which the Employer is not required to recognize the Union under this Agreement is not subject to the grievance procedure herein and the provisions of this Article do not apply to such dispute.

(b) In the event ~~an~~ the Employer is delinquent in its health & welfare or pension payments in the manner required by the applicable Supplemental Agreement, the Local Union shall have the right to take whatever action it deems necessary until such delinquent payments are made. The Local Union shall give the Employer a seventy-two (72) hour, (excluding Saturdays, Sundays, and holidays), prior written notice of the Local Union’s authorization of strike action which notice shall specify the failure to make health & welfare or pension payments providing the basis for such strike authorization. In no event shall the Union have the right to strike over a dispute concerning the eligibility and/or payment of health & welfare or pension contributions by ~~an~~ the Employer on behalf of specific individuals and such disputes shall be subject to the grievance procedure.

(c) In the event the Employer fails to comply with a decision rendered by a grievance committee or a grievance settlement, provided a settlement has been reduced to writing, dated and signed by both the Local Union and the Employer the Local Union shall give the Employer a seventy-two (72) hour (excluding Saturday, Sunday and holidays) prior written notice of the Local Union’s authorization of strike action, which notice shall specify the basis for the compliance failure. If the Employer believes that it is in compliance or that there is a clarification needed in order to comply, the matter of compliance and/or clarification shall be submitted to the grievance committee that decided the case. The question of compliance or clarification shall be determined by the grievance committee within forty-eight (48) hours after receipt of the Employer request. The forty-eight (48) hour period for the grievance committee to determine the question of compliance or clarification shall run concurrently with the seventy-two (72) hour notice prior to a strike. The grievance committee may meet telephonically to consider and decide questions of compliance or clarification.

Section 4.

(a) It is mutually agreed that the Local Union will, within two (2) weeks of the date of the signing of this Agreement, serve upon the Employer a written notice listing the Union’s authorized representatives who will deal with the Employer, make commitments for the Local Union generally and, in particular, those individuals having the sole authority to act for the Local Union in calling or instituting strikes or any stoppages of work which are not in violation of this Agreement. The Local Union may from time to time amend its listing of authorized representatives by certified mail. The Local Union shall not authorize any work stoppages, slowdown, walkout, or cessation of work in violation of this Agreement. It is further agreed that in all cases of an unauthorized strike, slowdown, walkout, or any unauthorized cessation of work which is in violation of this Agreement the Union shall not be liable for damages resulting from such unauthorized acts of its members.

In the event of a work stoppage, slowdown, walkout or cessation of work, not permitted by the provisions of Article 8, Section 3(a), (b), or (c) alleged to be in violation of this Agreement, the Employer shall immediately send a wire or fax to the Freight Coordinator in the appropriate Regional Area and to the Chairman of TNFINC to determine if such strike, etc., is authorized.

No strike, slowdown, walkout or cessation of work alleged to be in violation of this Agreement shall be deemed to be authorized unless notification thereof by telegram has been received by the Employer and the Local Union from such Regional Area. If no response is received by the Employer within twenty-four (24) hours after request, excluding Saturdays, Sundays, and holidays, such strike, etc., shall be deemed to be unauthorized for the purpose of this Agreement.

In the event of such unauthorized work stoppage or picket line, etc., in violation of this
Agreement, the Local Union shall immediately make every effort to persuade the employees to commence the full performance of their duties and shall immediately inform the employees that the work stoppage and/or picket line is unauthorized and in violation of this Agreement. The question of whether employees who refuse to work during such unauthorized work stoppages, in violation of this Agreement, or who fail to cross unauthorized picket lines at their Employer’s premises, shall be considered as participating in an unauthorized work stoppage in violation of this Agreement may be submitted to the grievance procedure, but not the amount of suspension herein referred to.

It is specifically understood and agreed that the Employer during the first twenty-four (24) - hour period of such unauthorized work stoppage in violation of this Agreement, shall have the sole and complete right of reasonable discipline, including suspension from employment, up to and including thirty (30) days, but short of discharge, and such employees shall not be entitled to or have any recourse to the grievance procedure. In addition, it is agreed between the parties that if any employee repeats any such unauthorized strike, etc., in violation of this Agreement, during the term of this Agreement, the Employer shall have the right to further discipline or discharge such employee without recourse for such repetition. After the first twenty-four (24) - hour period of an unauthorized stoppage in violation of this Agreement, and if such stoppage continues, the Employer shall have the sole and complete right to immediately further discipline or discharge any employee participating in any unauthorized strike, slowdown, walkout, or any other cessation of work in violation of this Agreement, and such employees shall not be entitled to or have any recourse to the grievance procedure. The suspension or discharge herein referred to shall be uniformly applied to all employees participating in such unauthorized activity. The Employer shall have the sole right to schedule the employee’s period of suspension.

The International Brotherhood of Teamsters, the Teamsters National Freight Industry Negotiating Committee, Joint Councils and Local Unions shall make immediate efforts to terminate any strike or stoppage of work as aforesaid which is not authorized by such organizations, without assuming liability therefore. For and in consideration of the agreement of the International Brotherhood of Teamsters, Teamsters National Freight Industry Negotiating Committee, Joint Councils and Local Unions affiliated with the International Brotherhood of Teamsters to make the aforesaid efforts to require Local Unions and their members to comply with the law or the provisions of this Agreement, including the provisions limiting strikes or work stoppages, as aforesaid, the ~~Associations and~~ Employer~~s~~ who ~~are~~ is ~~parties~~ party hereto agrees that ~~they~~ it will not hold the International Brotherhood of Teamsters, the Teamsters National Freight Industry Negotiating Committee, Joint Councils and Local Unions liable or sue them in any court or before any administrative tribunal for undertaking such efforts to terminate unauthorized strikes or stoppages of work as aforesaid or for undertaking such efforts to require Local Unions and their members to comply with the law or the provisions of this Agreement, or for taking no further steps to require them to do so. It is further agreed that ~~signator Associations~~ and the Employers will not hold the International Brotherhood of Teamsters, Teamsters National Freight Industry Negotiating Committee, Joint Councils or Local Unions liable or sue them in any court or before any administrative tribunal for such unauthorized work stoppages alleging condonation, ratification or assumption of liability for undertaking such efforts to terminate strikes or stoppages of work, or requiring Local Unions and their members to comply with the law or the provisions of this Agreement.

The provisions of this Article shall continue to apply during that period of time between the expiration of this Agreement and the conclusion of the negotiations or the effective date of the successor Agreement, whichever occurs later, except as provided in Article 39. It is understood and agreed that failure by the International Brotherhood of Teamsters, Teamsters National Freight Industry Negotiating Committee, and/or Joint Councils to authorize a strike by a Local Union shall not relieve such Local Union of liability for a strike authorized by it and which is in violation of this Agreement.

(b) The question of whether the International Union, Teamsters National Freight Industry Negotiating Committee, Joint Council or Local Union have met its obligation set forth in the immediately preceding paragraphs, or the question of whether the International Union, Teamsters National Freight Industry Negotiating Committee, and Joint Council or the Local Union, separately or jointly, participated in an unauthorized work stoppage, slowdown, walkout or cessation of work in violation of this Agreement by calling, encouraging, assisting or aiding such work stoppage, etc., in violation of this Agreement, or the question of whether an authorized strike provided by Article 8, Section 3(a), (b) or (c) is in violation of this Agreement, or whether ~~an~~ the Employer engaged in a lockout in violation of this Agreement, shall be submitted to the grievance procedure at the national level, prior to the institution of any damage suit action. When requested, the co-chairmen of the National Grievance Committee shall immediately appoint a subcommittee to develop a record by collecting evidence and hearing testimony, if any, on the questions of whether the International Union, Teamsters National Freight Industry Negotiating Committee, Joint Council or Local Union have met its obligations as aforesaid, or of Union Participation or Employer lockout in violation of this Agreement. The record shall be immediately forwarded to the National Grievance Committee for decision. If a decision is not rendered within thirty (30) days after the co-chairmen have convened the National Grievance Committee, the matter shall be considered deadlocked.

A majority decision of the National Grievance Committee on the questions presented as aforesaid shall be final and binding on all parties. If such majority decision is rendered in favor of one (1) or more of the Union entities, or the Employer, in the case of lockout, no damage suit proceedings on the issues set forth in this Article shall be instituted against such Union entity or such Employer. If, however, the National Grievance Committee is deadlocked on the issues referred to in this subsection 4(b), the issues must be referred to the National Review Committee for resolution prior to either party instituting damage suit proceedings. If the National Review Committee decides that a strike was unlawful, it shall not have the authority to assess damages. Except as provided in this subsection 4(b), agreement to utilize this procedure shall not thereafter in any way limit or constitute a waiver of the right of the Employer or Union to commence damage suit action. However, the use of evidence in this procedure shall not waive the right of the Employer or Union to use such evidence in any litigation relating to the strike or lockout, etc., in violation of this Agreement. There shall not be any strike, slowdown, walkout, cessation of work or lockout as a result of a deadlock of the National Grievance Committee on the questions referred to under this subsection 4(b) and any such activity shall be considered a violation of this Agreement.

(c) In the event that ~~an~~ the Employer, party to this Agreement, commences legal proceedings against the Union after the Union’s compliance with the provisions of Article 8, Section 3(a), (b) or (c), the Employer Associations will cooperate in the presentation to the court of the applicable majority grievance committee decision.

(d) Nothing herein shall prevent the Employer or Union from securing remedies granted by law except as specifically set forth in subsection 4(b).

Section 5.

NO CHANGE

Section 6. Change of Operations

Change of Operations Committee

(a) Present terminals, breaking points or domiciles shall not be transferred, changed or modified without the approval of an appropriate Change of Operations Committee. Such Committee shall be appointed in each of the Regional Areas, equally composed of Employer and Union representatives. The Change of Operations Committee shall have the authority to determine the seniority of the employees affected and such determination shall be final and binding.

In the event a proposed change of operations includes the establishment of either a new or satellite terminal as a “combination” facility with a common city driver and dock seniority roster, when such change of operations results in the relocation or movement of city drivers and dock employees from an existing terminal recognizing separate (split) seniority rosters for city drivers and dock employees, the Change of Operations Committee shall have the authority to determine the conditions under which such a combination facility may be established, including but not limited to, the number of city drivers and dock employees who qualify, be allowed to follow the work to the new or satellite combination terminal, the implementation of training programs to qualify dock employees as city drivers and the seniority right of affected employees to either return to the “mother” terminal and/or claim additional driving positions at the satellite terminal within reasonable time periods following the establishment of such combination terminal, as determined by the Committee. Existing terminals that recognize separate city driver and dock seniority rosters (split terminals) shall not be converted to “combination” terminals unless and until such time as a majority of those affected employees agree to such conversion, in which case the Change of Operations Committee shall have the authority to determine the conditions under which such conversion shall be implemented.

Such Committee, however, shall observe the Employer’s right to designate domiciles and the operational requirements of the business. Where the Union raises the question as to whether or not certain proposed runs of excessive length can be made, the Employer must be prepared to submit objective evidence including DOT certification or logs and tapes that such runs have been tested and were made within the DOT hours of service regulations. Individual employees shall not be redomiciled more than once during the term of this Agreement as the result of an approved change of operations unless a merger, purchase, sale, acquisition or consolidation of employers is involved, or unless there is proven economic need as determined by the Change of Operations Committee based on factual evidence presented.

Pension and health & welfare contributions paid on behalf of a redomiciled employee shall be paid to the Funds to which the contributions were made prior to the employee’s change of domicile, and the decisions of the Change of Operations Committee shall so specify. This Section does not apply to employees who voluntarily transfer to new domiciles, unless such transfer is a result of a Change of Operations Committee decision. Any dispute concerning the appropriate fund for ~~an~~ the Employer’s contribution on behalf of a redomiciled employee, pursuant to a Change of Operations Committee decision, shall be referred to the National Grievance Committee. The decision of the National Grievance Committee shall to the extent permitted by law, be final and binding on all affected parties, including the Trust Funds.

The Change of Operations Committee shall also have jurisdiction for a period of twelve (12) months following the opening of a new terminal to consider the redomicile of employees who are laid off as a direct result of such opening of a terminal. The Committee shall also have jurisdiction over the closing of a terminal in regard to seniority, as well as to determine the conditions under which freight may or may not be interlined into the area of a vacated operations when necessary to retain major customers, including mandating the use of union carriers where available. In no event will the Employer be granted the authority to vacate a facility and interline the freight on a non-union subsidiary of the parent company.

The above shall not apply within a twenty-five (25)-mile radius.

The Change of Operations Committee shall have the authority to require a definition of primary and shared lanes, where applicable.

The Change of Operations Committee shall not grant the Employer authority to relocate U.S. operations, work, or terminals to Mexico.

Change of Operations Committee Procedure

NO CHANGE

Moving Expenses

NO CHANGE

Change of Operations Seniority

NO CHANGE

Closing, Partial Closing of Terminals-Transfer of Work

NO CHANGE

Closing of Terminals-Elimination of Work

NO CHANGE

Layoff

NO CHANGE

Opening of Terminals

(3) When a new terminal(s) is opened (except as a replacement for existing operations or a new division in a locality where there are existing operations), the Employer shall offer to those employees, if any, affected thereby the opportunity to transfer to regular positions in the new terminal(s) in the order of such employee’s continuous classification (road or city) seniority date as defined herein. Upon arrival at such new location, such employees shall be “dovetailed” with their continuous classification (road or city) seniority date together with other employees so transferring.

This provision is not intended to cover situations where there is replacement of an existing operation or where a new division is opened in a locality where there is an existing terminal. In these latter situations, those employees laid off at the existing facilities shall have first (1st) opportunity for employment at the new operation in accordance with their continuous classification (road or city) seniority date, and upon arrival shall be similarly “dovetailed.” If all regular full-time positions are not filled in this manner, then the provisions of the preceding paragraph shall apply.

(4) When a Company which has an established Local Cartage Operation, which has been cleared by system OTR drivers, seeks to establish a new OTR domicile there, the Company shall first file for a Change of Operations giving transfer opportunity, with regard to the initial complement, to OTR drivers from those system OTR domiciles that previously serviced such Local Cartage Operation with reasonable regularity. Such transfer opportunity shall remain in effect for any additions to the initial complement for a period of not less than 120 calendar days, after which further additions to such complement shall be hired at the locality where such new OTR domicile was established.

(5) Any employee redomiciled by an approved change of operations to another domicile shall upon reporting to such new domicile be deemed to have relinquished his/her right to return, with seniority, to the domicile from which he/she was transferred, except under another approved change of operations. Employees who avail themselves of the transfer privileges because they are on layoff at their original terminal may exercise their seniority rights if work becomes available at their original terminal during the five (5) year layoff period allowed them at their original terminal.

(6) When ~~an~~ the Employer’s proposed Change of Operations offers a specific number of road positions at a gaining domicile, the Employer shall be required to make every good faith effort and use all practical means to hire qualified applicants to fill such offered positions that are left vacant because other employees affected by the Change have elected not to bid into that gaining domicile. The Employer’s duty to hire under this provision is to use every reasonable means to advertise for qualified applicants and to meet with the affected Local Union(s) to seek qualified applicants. Nothing in this provision shall be construed to create an obligation that the Employer maintain or otherwise guarantee a specific number of employees at a gaining domicile. Any grievance concerning any issue which may arise under this provision shall be filed directly with the Multi-Region Change of Operations Committee.

In the event it is determined by the Multi-Region Change of Operations Committee that the Employer has not made every good faith effort and used all practical means to hire qualified applicants for road positions as required under this provision, the Committee may require the Employer to hire qualified applicant(s) as outlined above.

Definition of Terms

NO CHANGE

Qualifications and Training

NO CHANGE

Intent of Parties

(g) The parties acknowledge that the above rules are intended solely as general standards and further that many factual situations will be presented which necessitate different application, modification or amendment. Accordingly, the parties acknowledge that questions of the application of seniority rights may arise which require different treatment and it is anticipated and understood that the Employers and Unions jointly involved and/or the respective grievance committees may mutually agree to such disposition of questions of seniority which in their judgment is appropriate under the circumstances.

The Change of Operations Committees, as provided herein or in the Supplemental Agreements, shall have the authority to determine the application of seniority in those situations presented to them. In all cases, the seniority decisions of the Joint Committees, including the Change of Operations Committees and subcommittees established by the ABF National Master Freight Agreement and the respective Supplemental Agreements, shall be final and binding.

Section 7.

Any grievance committee or panel, as constituted under this Agreement, shall have the jurisdiction and power to decide grievances which arose under the preceding agreements and supplements thereto. In doing so, the committees or panels shall follow the grievance procedure set forth in the ~~2003~~2008-~~2008~~ 2013 Agreement, but apply the contract under which the grievance arose.

Section 8. Sleeper Cab Operations

NO CHANGE

A. Work Rules

NO CHANGE

B. Team Classifications

NO CHANGE

C. Dispatch Method

NO CHANGE

D. Laypoint and Layover

NO CHANGE

E. Abuse of Free Time

NO CHANGE

F. Mark-Off Procedure For Non-Scheduled Sleeper Cab Drivers

NO CHANGE

H. Bedding and Linen

NO CHANGE

I. Sleeper Cab Equipment

NO CHANGE

J. Sleeper Cab Occupants

NO CHANGE

K. Method of Dispatch At Foreign Domiciles

NO CHANGE

L. Foreign Power Courtesy Dispatch

NO CHANGE

M. National Sleeper Cab Grievance Committee

NO CHANGE

ARTICLE 9. PROTECTION OF RIGHTS

NO CHANGE

ARTICLE 10. LOSS OR DAMAGE

Section 1.

NO CHANGE

Section 2.
Prior to an employee being charged with the responsibility and liability for any loss, damage or theft because of willful gross negligent acts on the part of the employee, a hearing shall be held with the Local Union, the employee and the Employer. Employees who are found to be liable and required to make restitution for such liability, shall not then be subject to any further disciplinary action. Any disputes between the parties may be referred to the grievance procedure of the applicable Area Supplemental Agreement and the ABF National Master Freight Agreement.

ARTICLE 11. BONDS AND INSURANCE

Section 1.
Should the Employer require any employee to give bond, cash bond shall not be compulsory, and any premium involved shall be paid by the Employer. The primary obligation to procure the bonds shall be on the Employer. If the Employer cannot arrange for a bond within ninety (90) days, it must so notify the employee in writing. Failure to so notify shall relieve the employee of the bonding requirement. If proper notice is given, the employee shall be allowed thirty (30) days from the date of such notice to make his/her own bonding requirements, standard premiums only on said bond to be paid by the Employer. A standard premium shall be that premium paid by the Employer for bonds applicable to all other of its employees in similar classifications. Any excess premium is to be paid by the employee. Cancellation of a bond after once issued shall not be cause for discharge unless the bond is cancelled for cause which occurs during working hours, or due to the employee having given a fraudulent statement in obtaining said bond.

Every driver must maintain a valid commercial driver’s license and required endorsements and be covered by insurance. If ~~an~~ the Employer cannot cover a driver under an existing fleet policy, the Employer will promptly apply to the state assigned risk-pool to provide any comparable coverage. During the pendency of the application and until insurance is obtained, the driver will not be terminated, but will be taken out of driving service. When any comparable insurance is obtained, the employee will be responsible for paying any excess over the standard charges.

Section 2. Corporate Owned Life Insurance

NO CHANGE

ARTICLE 12. UNIFORMS

NO CHANGE

ARTICLE 13. PASSENGERS

NO CHANGE

ARTICLE 14. COMPENSATION CLAIMS

Section 1. Compensation Claims

(a) The Employer agrees to cooperate toward the prompt disposition of employee on-the-job injury claims. The Employer shall provide worker’s compensation protection for all employees even though not required by state law, or the equivalent thereof, if the injury arose out of or in the course of employment. No employee will be disciplined or threatened with discipline as a result of filing an on-the-job injury report. The Employer or its designee shall not visit an injured worker at his/her home, at a hospital or any location outside the employee’s home terminal without his/her consent.

(b) At the time an injury report is turned in, the Employer shall provide the injured employee with an information sheet briefly outlining the procedure for submitting a worker’s compensation claim to include the name, address and phone number of the company’s worker’s compensation representative and other pertinent information relative to claim payment.

(c) An employee who is injured on the job, and is sent home, or to a hospital, or who must obtain medical attention, shall receive pay at the applicable hourly rate for the balance of his/her regular shift on that day. An employee who has returned to his/her regular duties after sustaining a compensable injury who is required by the worker’s compensation doctor to receive additional medical treatment during his/her regularly scheduled working hours shall receive his/her regular hourly rate of pay for such time. Where not prohibited by state law, employees who sustain occupational injury or illness shall be allowed to select a physician of their own choice and shall notify the Employer in writing of such physician.

(d) Road drivers sustaining an injury while being transported in company-provided transportation for Company purposes at a layover terminal shall be considered as having been injured on the job.

(e) In the event that an employee sustains an occupational illness or injury while on a run away from his/her home terminal, the Employer shall provide transportation by bus, train, plane, or automobile to his/her home terminal if and when directed by a doctor.

(f) The Employer agrees to provide any employee injured locally transportation at the time of injury, from the job to the medical facility and return to the job, or to his/her home if required.

(g) In the event of a fatality arising in the course of employment, while away from the home terminal, the Employer shall return the deceased to his/her home at the point of domicile.

(h) The Employer may publish reasonable safety rules and procedures and provide the Local Union with a copy. Failure to observe such reasonable rules and/or procedures shall subject the employee to disciplinary action in accordance with the disciplinary procedures in the applicable Supplemental Agreement. However, the time limitation relative to prior offenses shall be waived to permit consideration of the employee’s entire record of failure to observe reasonable safety rules and/or procedures resulting in lost time personal injuries. This provision does not apply to vehicular accidents.

When issuing progressive discipline under the terms and conditions of Article 14 Section 1(h), it is understood that the time limitation relative to prior offenses of failure to observe reasonable safety rules and/or procedures resulting in lost time injuries is waived and may be included in the disciplinary process.

However it is also understood that when ~~an~~ the ~~employer~~ Employer issues progressive discipline, the employer shall not utilize prior discipline that is in excess of three (3) years old when issuing additional progressive discipline, unless the employee has shown a pattern of failure to observe reasonable safety rules and/or procedures resulting in lost time injuries.

Section 2. Modified Work

(a) The Employer may establish a modified work program designed to provide temporary opportunity to those employees who are unable to perform their normal work assignments due to a disabling on-the-job injury. Recognizing that a transitional return-to work program offering both physical and mental therapeutic benefits will accelerate the rehabilitative process of an injured employee, modified work programs are intended to enhance worker’s compensation benefits and are not to be utilized as a method to take advantage of an employee who has sustained an industrial injury, nor are they intended to be a permanent replacement for regular employment.

An active employee, who is injured on the job, qualifies for workers’ compensation benefits and is subsequently laid off, will continue to receive compensation payments and benefits for the period provided by his/her supplement.

(b) Implementation of a modified work program shall be at the Employer’s option and shall be in strict compliance with applicable federal and state worker’s compensation statutes. Acceptance of modified work shall be on a voluntary basis at the option of the injured employee. However, refusal to accept modified work by an employee, otherwise entitled to worker’s compensation benefits, may result in a loss or reduction of such benefits as specifically provided by the provisions of applicable federal or state worker’s compensation statutes. Employees who accept modified work shall continue to be eligible to receive “temporary partial” worker’s compensation benefits as well as all other entitlements as provided by applicable federal or state worker’s compensation statutes.

Employees who need additional medical and/or physical therapy may go for such treatments during scheduled hours for modified work whenever practical and reasonable.

(c) At facilities where the Employer has a modified work program in place, temporary modified assignments shall be offered in seniority order to those regular full time employees who are temporarily disabled due to a compensable worker’s compensation injury and who have received a detailed medical release from the attending physician clearly setting forth the limitations under which the employee may perform such modified assignments. Once a modified work assignment is made and another person is injured, the second person must wait until a modified work opening occurs, regardless of seniority. All modified work assignments must be made in strict compliance with the physical restrictions as outlined by the attending physician. All modified work program candidates must be released for eight (8) hours per day, five (5) days per week. The Employer, at its option, may make a modified work offer of less than eight (8) hours per day where such work is expected to accelerate the rehabilitative process and the attending physician recommends that the employee works back to regular status or up to eight (8) hours per day by progressively increasing daily hours. A copy of any release for modified work must be given to the employee before the modified work assignment begins.

It is understood and agreed that those employees who, consistent with professional medical evaluations and opinion, may not be expected to receive an unrestricted medical release, or whose injury has been medically determined to be permanent and stationary, shall not be eligible to participate in a modified work program.

In the event of a dispute related to conflicting medical opinion, such dispute shall be resolved pursuant to established worker’s compensation law and/or the method of resolving such matters as outlined in the applicable Supplemental Agreement. In the absence of a provision in the Supplemental Agreement, the following shall apply:

When there is a dispute between two (2) physicians concerning the release of an employee for modified work, such two (2) physicians shall immediately select a third (3rd) neutral physician within seven (7) days, who shall possess the same qualifications as the most qualified of the two selecting physicians, whose opinion shall be final and binding on the Employer, the Union and the employee. In the event the availability of a qualified physician is in question, the Local Union and the Company shall resolve such matter by selecting the third (3rd) physician whose opinion shall be final and binding. The expense of the third (3rd) physician shall be equally divided between the Employer and the Union. Disputes concerning the selection of the neutral physician or back wages shall be subject to the grievance procedure.

For locations where the Employer intends to implement a modified work program or has a modified work program in place, the Local Union shall be provided with a copy of the current form(s) being used for employee evaluation for release and general job descriptions. This information shall be general in nature, not employee specific.

When a modified work assignment is made, the employee shall be provided with the hours and days he/she is scheduled to work as well as the nature of the work to be performed in writing. A copy of this notice shall also be submitted to the Local Union.

An employee who is placed in a modified work position may be subject to medical evaluation(s) by a physician selected by the Employer to determine if the modified work being performed is accelerating the rehabilitative process as anticipated by Section 2 above. In the event such medical evaluation(s) determine that the rehabilitative process is not being accelerated, the employee shall have the right to seek a second opinion from a physician of his choosing. Any disputes regarding conflicting medical claims shall be resolved in accordance with the provisions outlined above. The employee may be removed from the modified work program based upon final medical findings under this procedure. Employees so removed shall not have their worker’s compensation benefits affected because of such removal. In the event the employee’s temporary disability worker’s compensation benefit is subject to reduction by virtue of an applicable Federal or State statute, the Employer shall pay the difference between the amount of the reduced temporary worker’s compensation benefit to which the employee would be entitled.

(d) Modified work shall be restricted to the type of work that is not expected to result in a re-injury and which can be performed within the medical limitations set forth by the attending physician. In the event the employee, in his/her judgment, is physically unable to perform the modified work assigned, he/she shall be either reassigned modified work within his/her physical capabilities or returned to full “temporary total” worker’s compensation benefits. In the event a third (3rd) party insurance carrier refuses to reinstate such employee to full temporary total disability benefits, the Employer shall be required to pay the difference between the amount of the benefit paid by such third (3rd) party insurer and full total temporary disability benefits. Determination of physical capabilities shall be based on the attending physician’s medical evaluation. Under no conditions will the injured employee be required to perform work at that location subject to the terms and conditions of the ABF National Master Freight Agreement or its Area Supplemental Agreements. Prior to acceptance of modified work, the affected employee shall be furnished a written job description of the type of work to be performed.

(e) The modified workday and workweek shall be established by the Employer within the limitations set forth by the attending physician. However, the workday shall not exceed eight (8) hours, inclusive of coffee breaks where applicable and exclusive of a one-half (1/2) hour meal period and the workweek shall not exceed forty (40) hours, Monday through Friday, or Tuesday through Saturday, unless the nature of the modified work assignment requires a scheduled workweek to include Sunday. Whenever possible, the Employer will schedule modified work during daylight hours, Monday through Friday, or during the same general working hours and on the same workweek that the employee enjoyed before he/she became injured. In the case of an employee whose workdays and/or hours routinely varied, the Employer will schedule the employee based on the availability of the modified assignment being offered. Any alleged abuse of the assignment of workdays and work hours shall be subject to the grievance procedure.

(f) Modified work time shall be considered as time worked when necessary to satisfy vacation and sick leave eligibility requirements as set forth in the ABF National Master Freight Agreement and/or its applicable Area Supplemental Agreements. In addition to earned vacation pay as set forth in the applicable Area Supplemental Agreements, employees accepting modified work shall receive prorated vacation pay for modified work performed based on the weekly average modified work pay. The only time modified work is used in prorating vacation is when the employee did not qualify under the applicable Supplemental Agreement.

Holiday pay shall first be paid in accordance with the provisions of the applicable Supplemental Agreement as it relates to on-the-job injuries. Once such contractual provisions have been satisfied, holidays will be paid at the modified work rate which is the modified work wage plus the temporary partial disability benefit.

Sick leave and funeral leave taken while an employee is performing modified work will be paid at the modified work rate, which is the modified work wage plus the temporary partial disability benefit. Unused sick leave will be paid at the applicable contract rate where the employee performed modified work and qualified for the sick leave during the contract year.

(g) The Employer shall continue to remit contributions to the appropriate health & welfare and pension trusts during the entire time period employees are performing modified work. The payment of health & welfare and pension contributions while the employee is on modified work is not included in the health & welfare and pension contributions required by the Supplement when an employee is off work on worker’s compensation. Continuation of such contributions beyond the period of time specified in the Supplemental Agreement for on-the-job injury shall be required. Provisions of this Section shall not be utilized as a reason to disqualify or remove an employee from the modified work program.

(h) Employees accepting modified work shall receive temporary partial benefits as determined by each respective state worker’s compensation law, plus a modified work wage when added to such temporary partial benefit, shall equal not less than eighty-five percent (85%) of forty (40) hours’ pay he/she would otherwise be entitled to under the provisions of the applicable Area Supplemental Agreement for the first six (6) months from the date the modified work assignment commences. After this initial six (6) month period, the percentage shall increase to ninety percent (90%) for the duration of each individual modified work assignment. The Employer shall not refuse to assign modified work to employees based solely on such employees reaching the ninety percent (90%) wage level. Such refusal shall be considered an abuse of the program and shall be subject to the grievance procedure. Modified work assignments beginning or ending within a workweek shall be paid on a prorated basis; one (1) day equals one-fifth (1/5th).

(i) Employees accepting modified work shall not be subject to disciplinary action provisions of the Supplemental Agreements unless such violation involves an offense for which no prior warning notice is required under the applicable Supplemental Agreement (Cardinal Sins). Additionally, the provisions of Article 35, Section 3(a), shall apply.

(j) Alleged abuses of the modified work program by the Employer and any factual grievance or request for interpretation concerning this Article shall be submitted directly to the Regional Joint Area Committee. Proven abuses may result in a determination by the National Grievance Committee that would withdraw the benefits of this Article from that Employer, in whole or in part, in which case affected employees shall immediately revert to full worker’s compensation benefits.

Section 3. Workers Compensation Pay Dispute

NO CHANGE

Section 4. Americans with Disabilities Act

The Union and the Employer recognize their obligations under the Americans with Disabilities Act. It is agreed that the Employer shall determine whether an employee is a qualified individual with a disability under the ADA and, if so, what reasonable accommodations, if any, should be provided. In the event that the Employer determines that a reasonable accommodation is necessary, the Employer shall notify the Local Union before providing the reasonable accommodation to a qualified bargaining unit employee to ensure that the reasonable accommodation selected by the Employer does not impact another employee’s seniority or other contract rights.

Any dispute over whether the Employer complied with its duty to notify the Local Union before implementing a proposed reasonable accommodation or whether providing the reasonable accommodation violates any employee’s rights under any other provision of the ABF NMFA shall be subject to the grievance procedure. Disputes over whether the Employer has complied with its legal requirements under the ADA, including the ADA requirements to provide a reasonable accommodation, however, shall not be subject to the grievance procedure.

ARTICLE 15. MILITARY CLAUSE

NO CHANGE

ARTICLE 16. EQUIPMENT, SAFETY AND HEALTH

Preamble

It is agreed that all parties covered by this Agreement shall comply with all applicable federal, state and local regulations pertaining to worker safety and health and subjects covered by Article 16. Failure to do so shall be subject to the grievance procedure, in accordance with Articles 7 and 8 of the ABF-NMFA, and any other remedies prescribed by law after the procedures contained in this Agreement are exhausted. Class A casual mechanics will not be allowed to sign off safety related write ups.

Section 1. Safe Equipment

NO CHANGE

Section 2. Dangerous Conditions

NO CHANGE

Section 3. Accident Reports

NO CHANGE

Section 4. Equipment Reports

NO CHANGE

Section 5. Qualifications on Equipment

NO CHANGE

Section 6. Equipment Requirements

(a) All tractors must be equipped as necessary to allow the driver to safely enter and exit the cab, and hook and unhook the air hoses. All equipment used as city peddle trucks, and equipment regularly assigned to peddle runs, must have steps or other similar device to enable drivers to get in and out of the body. All twin trailers used in LTL pick-up and delivery operation with roll up doors purchased after April 1, 1985 shall be equipped with a hand hold and a DOT bumper which may serve as a step.

All equipment purchased, ordered, and/or introduced to the Pickup and Delivery operations after April 1, 2003 will be equipped with air-conditioning and will be maintained in proper operating condition during the period of May 31st through September 30th. The Company will not exceed two weeks in making necessary air conditioning repairs during this period. It shall not be a violation of this section to operate any unit while waiting for repairs.

(b) The Employer shall install heaters and defrosters on all trucks and tractors.

(c) There shall be first-line tires on the steering axle of all road and local pick-up and delivery power units.

(d) All road equipment regularly assigned to the fleet shall be equipped with an air-ride seat on the driver’s side. Such equipment shall be maintained in reasonable operating condition. All new air ride seats shall oscillate and have an adjustable lumbar support, height, backrest and seat tilt.

(e) Tractors added to the road fleet and assigned to road operations on a regular basis, whether newly manufactured or not newly manufactured, shall be air conditioned.

(f) When the Employer weighs a trailer, the over-the-road driver shall be furnished the resulting weight information along with his/her driver’s orders.

(g) All company trailers shall be marked for height.

(h) No driver shall be required to drive a tractor designed with the cab under the trailer.

(i) All road and city equipment shall have a speedometer operating with reasonable accuracy.

(j) The following minimum measurements for fuel tank placement shall apply to tractors added to the fleet after March 1, 1981, with the understanding that there shall be no retrofit of equipment currently in use: (1) front of fuel tank to rear of front tire-not less than 4 inches; (2) rear of fuel tank to front of duals-not less than 4 inches; (3) bottom of fuel tank to ground-provide clearance not less than 7.5 inches, measured on a flat surface; and (4) all fuel tank measurements as stated herein include brackets, return lines, etc. in determining clearance.

Any alleged violation of the above requirements shall not be cause for refusal of the equipment, but shall be subject to the grievance procedure as a safety and health issue.

(k) The following shall apply to shock absorbers on tractor front axles with the purchase of newly manufactured tractors which are placed in service after March 1, 1981, and with the understanding that there shall be no retrofit of equipment currently in use: Where the manufacturer recommends and provides shock absorbers as standard equipment with the tractor front suspension assembly, properly maintained shocks on such new equipment shall be considered as a necessary and integral part of that assembly.

Where the manufacturer does not recommend and provide shock absorbers as standard equipment with the tractor front suspension assembly, shocks shall not be considered as a necessary or integral part of that suspension system.

Any alleged violation of the above, including maintenance of existing equipment, shall not be cause for refusal of equipment but shall be subject to the grievance procedure as a safety and health issue.

(l)(1) The following shall apply for the minimum interior dimensions of the sleeper berths on newly manufactured over-the-road tractors purchased and placed in service after January 1, 1987.

a. Length - 80 inches; b. Width - 34 inches; and, c. Height – 24 inches.

It is understood that a “manufacturing tolerance of error” of one inch (1”) is permissible, provided the original specifications were in conformity with the above recommended dimensions. It is understood that there shall be no retrofit of equipment currently in service.

(2) Interior cab dimensions. Effective January 1, 1988, the Employer, in placing orders for newly manufactured over-the-road tractors, shall request of the manufacturer in writing that there will be compliance with as many of the following October, 1985 SAE recommended practices as possible: J941-E, J1052, J1521, J1522, J1517, J1516, and J1100. The carrier, upon request, will furnish proof to the National Safety and Health Committee that a request was made to the manufacturer for compliance with the aforementioned SAE recommended practices.

(m) The Employer and the Union recognize the need for safe and efficient twin-trailer operations. Accordingly, the parties agree to the following:

(1) The Employer shall make available to all drivers involved in the twin-trailer operations training in the proper procedures for the safe hooking and unhooking of dollies and jiff-lox. Upon request, the Company will furnish to the Union a copy of their training program.

(2) Dollies and jiff-lox shall be counter-balanced or equipped with a crank-down wheel to support the weight of the dolly tongue or jiff-lox. A handle will also be provided on the tongue of the dolly or jiff-lox and shall be maintained.

(3) A tractor equipped with a pintle hook will be made available to drivers required to drop and hook twin trailers or triples at closed terminals.

The Employer shall make a bona fide attempt to make a telephone available for the driver at closed terminals during the trailer switch.

(4) Whenever possible, the Company will hook up the heaviest trailer in front in twin-trailer operations. In those instances where it is not possible because of an intermediate drop of less than one hundred and fifty (150) miles or scaling of the drive axle, the driver after driving the unit at any point on the trip, determines, at his/her sole discretion, the unit does not handle properly, may have the Company switch the unit or authorize the driver to switch the unit and be paid for such time.

(n)(1) There will be a moratorium on the purchase of diesel powered forklifts and sweepers.

(2) It shall be standard work practice that every diesel-powered sweeper shall be shut off whenever the operator leaves the seat. Under no circumstances shall diesel-powered sweepers be allowed to idle when not attended.

(3) Diesel-powered sweepers shall be tuned and maintained in accordance with schedules recommended by their manufacturers. The Employer shall provide copies of such recommendations to the Union upon request.

(4) Improperly maintained diesel-powered sweepers may produce visible emissions after start-up. Therefore, any such diesel powered sweeper that is found to be smoking shall be taken out of service as soon as possible until repairs are made and that condition corrected.

(5) The Employer agrees to cooperate with those government and/or mutually agreed private agencies in such surveys or studies designed to analyze the use and operation of diesel-powered sweepers and diesel-powered sweeper emissions.

(o) As of July 1, 1988, as new equipment is ordered or existing equipment requires brake lining replacement, all brake linings shall be of non-asbestos material where available and certifiable.

(p) Slack adjuster equipment (snubbers) used in multiple trailer operations, whether on the trailers or on the converters, shall be maintained in proper working order. However, it shall not be a violation of this provision for the unit to be pulled to the next point of repair if the snubber is inoperative.

(q) Converter dollies may be pulled on public roads by bobtail tractors if all of the following conditions are met:

(1) Tractors used in this type of operation shall have a pintle hook installed which has the proper weight capacity and is designed for highway use;

(2) Neither supply nor control air lines are to be connected to the converter dolly when being pulled by a bobtail tractor, and the tractor protection valve shall be set in the normal bobtail position;

(3) After October 1, 1991, tractors used to pull converter dollies bobtail must be equipped with a type of bobtail proportioning valve (BPV) in the tractor braking system, unless equipped with ABS;

(4) It is further agreed such configuration must comply with state and federal law.

(r) All newly manufactured road tractors regularly assigned to the fleet after July 1, 1991, shall be equipped with heated mirrors. All road tractors ordered after April 1, 2003 shall be equipped with a power mirror on the curbside. However, it shall not be a violation of this provision for the tractor to be dispatched to the next Company point of repair if the heated and/or power mirror is inoperative.

(1) All new diesel tractors and new yard equipment shall be equipped with vertical exhaust stacks.

(2) All road and city tractors shall be equipped with large spot mirrors (6” minimum) on both sides of the tractor by January 1, 1995.

(3) All road tractors and switching equipment shall be equipped with an operable light of sufficient wattage on the back of the cab.

(4) All new road and city equipment shall have operable sun visors.

(5) Seats on forklifts and sweepers shall be maintained in good repair.

(6) On all road and city tractors, the cab door locks shall remain operable and be properly maintained. Both parties agree that the Employer will have reasonable time to repair the locks.

(7) The Employer shall repair inoperable door locks on linehaul tractors that are reported on a driver vehicle inspection report. The Employer shall perform such repairs at the first Employer maintenance location.

(s) All newly manufactured city tractors regularly assigned to the city pickup and delivery operation after July 1, 1991, shall be equipped with power steering and an air-ride seat on the driver’s side.

(1) All new road and yard equipment shall have power steering.

(2) All new forklifts and sweepers shall be equipped with power steering.

(t) All hand trucks and pallet jacks shall be maintained in good repair.

(u) All portable and mechanical dock plates shall be maintained in good working condition.

(v) The parties will maintain a safe and healthy working environment in sleeper operations. The parties agree to establish a committee composed of four (4) members each to review the comfort and/or safety aspects of sleeper berths pertaining to ride. Such committee shall meet by mutual agreement of the Co-chairmen as to time and place. The committee shall confer with appropriate representatives of equipment manufacturers and/or other experts on this subject as may be available. The intent of the committee is to identify any problems with the comfort and/or safety aspects of sleeper berths pertaining to ride that may exist, and through its deliberations with the manufacturers and/or other experts, develop ways and means to correct such situations. The committee shall report its findings and make recommendations to the National Grievance Committee.

(1) All new sleeper tractors purchased or leased after February 8, 1998, shall, at a minimum, be equipped with the manufacturer’s original equipment standard dual heat/air conditioning systems. This is not intended to preclude the Company from purchasing newer technology on future purchases, should such become available prior to the expiration of this Agreement.

(2) Bunk restraint strap/net buckles on sleeper equipment shall be mounted on the entrance side of the sleeper berth by April 1, 1995.

(3) New sleeper equipment purchased on or after April 1, 1995, shall be equipped with a power window on the passenger’s side of the cab that is operable from the driver’s side of the cab.

(4) All sleeper cabs added to the Employer’s fleet after April 1, 200~~3~~8 will be walk-in sleeper berths with at least the following dimensions:

The measurement of 15-3/4 inches from the front of the mattress to the closed sleeper curtain, at any point across the cab, shall apply for the minimum interior walk-in dimension on newly manufactured over-the-road sleeper tractors ordered after April 1, 2008. It is understood that the contractual width of a sleeper mattress is 34 inches when determining the 15-3/4 inches from the front of the mattress to the sleeper curtain.

All walk-in sleeper units introduced into operation after April 1, 2008 will have a minimum sleeper berth height of 65 inches from the floor to interior ceiling of the sleeper berth. It is also understood that the entrance opening into the sleeper berth area will be a minimum of 64 inches.

This will not apply to triple runs as the length now prohibits. However, if and when it becomes legal to run walk-in sleepers on triple lanes, all new equipment ordered after that effective date will be equipped with walk-in sleeper berths.

(5) All sleeper tractors introduced into Employer linehaul operations after April 1, 2008 will be equipped with an engine and/or exhaust brake. The parties understand that a unit with an inoperable engine brake system will not be considered out of service. Repairs will be performed at the team’s home terminal at the end of that team’s tour.

(6) All sleeper tractors will be set so that the unit will continue to idle, except if (a) federal, state, or local laws or regulations require the Employer to limit or eliminate tractor idle time or (b) the unit is equipped with an auxiliary power pack that provides heat and air conditioning to the sleeper berth area.

(w) Employee will not be required to climb on unguarded trailer roofs for snow removal.

(x) At least one vent on the sleeper to open front or back.

(y) The Employer shall repair inoperable air conditioning systems on Employer city tractors ~~between the dates of March 15 and November 15. The Employer shall perform such repairs~~ within fourteen (14) days of written notification from an employee or the Local Union that the air conditioning system on a particular city tractor is inoperable.

(z) All linehaul tractors introduced into Employer linehaul operations after April 1, 2008 will be equipped with a cab filter system that is designed and available from the tractor’s manufacturer.

(aa) The Employer understands tractor interiors should be maintained in a clean condition so units are safe to operate. Concerns about the cleanliness of tractor interiors must first be raised and reviewed at the local level. In the event the parties are unable to resolve the issue locally, the parties shall refer the issue to the Employer’s V.P. or Equipment Services for resolution.

(bb) New trailer jockeys or hostling tractors put into service after the effective date of this agreement will be equipped with power mirrors on the right hand side.

(cc) New forklifts for use in the U-Pack operations purchased after the effective date of this agreement will be all-terrain forklifts.

Section 7. National Safety, Health & Equipment Committee

NO CHANGE

Section 8. Hazardous Materials Program

NO CHANGE

Section 9. Union Liability

NO CHANGE

Section 10. Government Required Safety & Health Reports

NO CHANGE

Section 11. Facilities

Dock floors shall be maintained in good repair and reasonably free from potholes.

Yards shall be maintained reasonably free from potholes and reasonably effective dust control measures shall be implemented as necessary.

Breakrooms and storage areas for linens, mattresses and individual towels shall be maintained in a sanitary condition.

Restrooms and showers shall be maintained in a sanitary condition. Showers, where provided, shall have body soap or other appropriate cleansing agents and clean individual towels. The requirement to provide a shower which is maintained in a sanitary condition is not satisfied by the availability of a Hazmat shower.

The Employer agrees to maintain clean restrooms and break rooms on a regular basis throughout the day. All restrooms and break rooms facilities shall be maintained and kept in proper working order.

Suitable windshield/window cleaning materials shall be available ~~to include~~ including a long handled brush/squeegee.

ARTICLE 17. PAY PERIOD

The Joint Area Committee or the National Grievance Committee and the Employer may, by mutual agreement, waive the provisions of Local Supplements dealing with pay periods upon a satisfactory showing of necessity by the Employer, provided such waiver is not a violation of a state or federal law or regulation.

Timely Pay For Drivers

The Employer will make every effort to accommodate drivers, who are away from their home terminal at the conclusion of a pay period, to ensure that those drivers are paid on a timely basis.

Pay Period
Employees shall be paid weekly or bi-weekly in accordance with past practice. The pay day for all employees shall be Friday. Pay stubs or paper checks will be available on payday at the end of the employee’s work shift.

If for reasons beyond the Employer’s control, such as weather delays, express mail failure, etc., an employee’s paycheck does not arrive at the employee’s facility by payday, the employee will be paid on that day by station draft.

ARTICLE 18. OTHER SERVICES

In the event ~~an~~ the Employer, party to this Agreement, may require the services of employees coming under the jurisdiction of this Agreement in a manner and under conditions not provided for in this Agreement, then and in such instances the Local Union and the Employer concerned may negotiate such matters for such specific purposes, subject to the approval of the Multi-Region Change of Operations Committee.

ARTICLE 19. POSTING

NO CHANGE

ARTICLE 20. UNION AND EMPLOYER COOPERATION

Section 1. Fair Day’s Work for Fair Day’s Pay

The parties agree at all times as fully as it may be within their power to cooperate so as to protect the long-range interests of the employees, the Employer~~s signatory to this Agreement~~, the Union and the general public served by the ~~members of the~~ trucking industry ~~party to this Agreement..~~

The Union and the Employer recognize the principle of a fair days work for a fair day’s pay; that jobs and job security of employees working under this Agreement are best protected through efficient and productive operations of the Employer and the trucking industry; and that this principle shall be recognized in the administration of this Agreement and its Supplements and the resolution of all grievances thereunder.

Section 2. Joint Industry Development Committee

The parties recognize that the unionized LTL industry is losing market share and jobs to competitors. The parties recognize that it is in the interest of the Union and the Employer~~s~~ to return the LTL industry to health and to foster its growth. Only if the industry prospers and grows will the industry’s employees, whom the Union represents, achieve true job and economic security. Only if the industry prospers and grows will the industry have access to the resources it needs to capitalize and be competitive.

Recognizing that returning the industry to health should be a cooperative, long-term effort, the Teamsters National Freight Industry Negotiating Committee (“TNFINC”) and the Employer ~~Association~~ agree to establish a Joint Industry Development Committee to serve as a vehicle for this effort. The purpose of the Committee will be to perform the following tasks: address the principles of an intermodal truckload agreement as a means of capturing new market and creating additional city/P&D jobs; develop data to evaluate and monitor industry and competitor productivity, costs and operations; catalogue, compare and evaluate work rules, practices and procedures among the various ABF NMFA supplements and the Employer ~~Association’s companies~~; make joint recommendations to the parties about any changes in the ABF NMFA and its supplements that the Committee believes should be considered in the next round of negotiations for the new ABF NMFA; solicit grants for joint activities that benefit the industry and its bargaining unit employees, such as driver training schools; and monitor pending legislation and executive action on the national, state and local level that may affect the welfare of the industry and, where appropriate, jointly recommend actions that further the interests of the industry and its bargaining unit employees and jointly present the views of the Joint Committee to legislative and executive bodies.

The Committee shall operate as a labor-management committee within the meaning of Section 302(c)(9) of the LMRA, as amended, established and functioning so as to fulfill one or more of the purposes set forth in Section 6(c)(2) of the Labor Management Cooperation Act of 1978. The Committee shall have the full support of both the International Brotherhood of Teamsters and the Employer ~~Association~~ in the Committee’s efforts to identify problems, formulate plans to solve those problems and, where appropriate, conduct joint activities designed to implement the plans.

The Chairman of TNFINC will appoint five (5) Union representatives to the Joint Committee. The Employer ~~Association~~ will appoint five (5) Employer representatives to the Joint Committee. Appointments to the Joint Committee will be made in a manner to assure that there are persons serving who are familiar with the full range of operations undertaken by the Employer ~~Association’s carriers~~ under all supplemental agreements. The Joint Committee shall meet at least quarterly and may appoint continuing subcommittees to carry out specific tasks. The Union and Employer representatives to the Joint Committee will establish procedures for the operation of this Committee.

Section 3. Benefits Joint Committee

The Union and the Employers will establish a Benefits Joint Committee to review the provision of health & welfare and pension benefits to employees covered by this Agreement. This Committee is charged with the critical responsibility of ensuring that employee health & welfare and pension benefits are made available to employees covered by the terms of the ABF NMFA in a secure and cost efficient manner. It is anticipated that this Committee shall serve as a source of continuing study regarding the most efficient manner of providing benefits to covered employees. The Union and the Employers will establish procedures for the operation of this Committee. The Committee will make periodic reports and recommendations to TNFINC and ~~TMI~~ the Employer.

Section 4. New Business/Job Creation Opportunities

NO CHANGE

ARTICLE 21. UNION ACTIVITIES

NO CHANGE

ARTICLE 22. OWNER-OPERATORS

NO CHANGE

ARTICLE 23. SEPARATION OF EMPLOYMENT

The Employer must mail earnings to discharged employees by certified mail the next business day, unless the employee is paid by direct deposit. The foregoing shall not apply to unused vacation, unless required otherwise by law. Vacation pay for which the discharged employee is qualified shall be paid no later than the first (1st) day following final determination of the discharge.

Upon a permanent terminal closing and/or cessation of operations, the Employer shall pay all money due to the employee during the first (1st) payroll department working day following the date of the terminal closing and/or cessation of operations.

Failure to comply shall subject the Employer to pay liquidated damages in the amount of eight (8) ~~hour’s~~ hours’ pay for each day of delay. Upon quitting, the Employer shall pay all money due to the employee on the next regular payday for the week in which the resignation occurs.

ARTICLE 24. INSPECTION PRIVILEGES AND EMPLOYER AND EMPLOYEE IDENTIFICATION

No employee will be required to have their driver’s license reproduced in any manner except by their employer, law enforcement agencies, government facilities and facilities operating under government contracts that require such identification to enter the facility.

Authorized agents of the Union shall have access to the Employer’s establishment during working hours for the purpose of adjusting disputes, investigating working conditions, collection of dues, and ascertaining that the Agreement is being adhered to; provided, however, there is no interruption of the firm’s working schedule.

Company representatives, if not known to the employee, shall identify themselves to employees prior to taking disciplinary action.

Safety or other company vehicles shall be identified when stopping company equipment.

The Employer agrees to supply company identification to minimize the problem of having to use their personal identification. It is agreed that new ID’s will be made within a twelve (12) month period of the new contract.

Employees may be required to show their driver’s license and Company identification to customers, and allow the customer to copy or otherwise reproduce their Company identification only and not the driver’s license. The Company identification will not have personal information on it such as home address or social security number.

ARTICLE 25. SEPARABILITY AND SAVINGS CLAUSE

NO CHANGE

ARTICLE 26. TIME SHEETS, TIME CLOCKS, VIDEO CAMERAS, AND
COMPUTER TRACKING DEVICES

Section 1. Time Sheets and Time Clocks

In over-the-road or line operations, the Employer shall provide and require the employee to keep a time sheet or trip card showing the arrival and departure at terminal and intermediate stops and cause and duration of all delays, time spent loading and unloading, and same shall be turned in at the end of each trip. In local cartage operations, a daily time record shall be maintained by the Employer at its place of business. All terminals with ~~Employers who employ~~ five (5) or more ~~people~~ employees ~~at any terminal~~ shall have time clocks at such terminal~~s~~.

Employees shall punch their own time cards.

The Employer shall maintain sign-in and sign-out records at terminals. All road drivers must record their name, home domicile, origin, destination and arrival and/or departure times. The Employer shall make available upon the written request of a Local Union information regarding the destination of loads and/or where loads were loaded within the time limits set forth in the grievance procedure.

The Employer may substitute updated time recording equipment for time cards and time sheets. However, a paper trail shall be maintained.

The Employer may computerize the sign-in and sign-out records. However, at all times, the Union shall have reasonable access to a paper record of the sign-in and sign-out records.

Section 2. Use of Video Cameras for Discipline and Discharge

~~The Employer may not use video cameras to discipline or discharge an employee for reasons~~
~~other than theft of property or dishonesty. If the information on the video tape is to be used to~~
~~discipline or discharge an employee, the Employer must provide the Local Union, prior to the hearing, an opportunity to review the video tape used by the Employer to support the discipline or discharge. Where a Supplement imposes more restrictive conditions upon use of video cameras for discipline or discharge, such restrictions shall prevail.~~

The Employer shall not install or use video cameras in areas of the Employer’s premises that violate the employee’s right to privacy such as in bathrooms or places where employees change clothing or provide drug or alcohol testing specimens.

~~Section 3. Computer Tracking Devices~~

~~Computer tracking devices, commonly known as “Black Boxes”, mandated by regulations shall not be used for disciplinary purposes, except in those incidents of violations of Federal Mandated Regulations or when an employee has intentionally committed malicious damage to the Employer’s equipment or when an employee has unsafely operated the Employer’s commercial motor vehicles~~

Section 3. Audio, Video and Computer Tracking Devices

The Employer may use video, still photos derived from video, electronic tracking devices and/or audio evidence to discipline an employee without corroboration by observers if the employee engages in conduct such as dishonesty, theft of time or property, vandalism, or physical violence for which an employee could be discharged without a warning letter. If the information on the video, still photos, electronic tracking devices and/or audio recording is to be utilized for any purpose in support of a disciplinary or discharge action, the Employer must provide the Local Union, prior to the hearing, an opportunity to review the evidence used by the Employer.

ARTICLE 27. EMERGENCY REOPENING

NO CHANGE

ARTICLE 28. SYMPATHETIC ACTION

In the event of a labor dispute between the ~~any~~ Employer, party to this Agreement, and any International Brotherhood of Teamsters Union, parties to this or any other International Brotherhood of Teamsters’ Agreement, during the course of which dispute such Union engages in lawful economic activities which are not in violation of this or such other Agreement, then any other affiliate of the International Brotherhood of Teamsters, having an agreement with such Employer shall have the right to engage in lawful economic activity against such Employer in support of the above first-mentioned Union notwithstanding anything to the contrary in this Agreement or the International Brotherhood of Teamsters’ Agreement between such Employer and such other affiliate, with all of the protection provided in Article 9.

ARTICLE 29. SUBSTITUTE SERVICE

Section 1. Piggyback Operations

(a) ~~An~~ The Employer shall not use piggyback over the same route where the Employer has established relay runs or through runs except to move overflow freight or as otherwise provided in Section 3 herein.

(b) It is recognized and agreed that there were two distinct and separate types of rail operations in effect on April 1, 1994: (1) the use of rail to move overflow freight; and (2) approved and/or agreed to rail operations. Accordingly, the provisions of this Section 1 shall apply in its entirety to the overflow rail operations. This Section 1 shall only apply to the approved and/or agreed to rail operations to the extent it has been historically applied prior to April 1, 1994.

If a driver is available (which includes the two (2)-hour period of time prior to end of his/her rest period) at point of origin when a trailer leaves the yard for the piggyback ramp, such driver’s runaround compensation shall start from the time the trailer leaves the yard. Available regular drivers at relay points shall be protected against runarounds if a violation occurred at the point of origin.

If the Employer does not have an over-the-road domicile at the point of origin, the Employer shall protect against runaround the available drivers at the first relay point over which the freight would normally move had it not been placed on the rail. Available regular drivers at relay points shall be protected against runaround if a violation occurred at the first relay point.

The Employer shall not reduce or fail to increase the road driver complement, including the addition of equipment, at the point of origin for the purpose of creating an overflow of freight to avoid the application of this Section.

(c) When ~~an~~ the Employer utilizes Piggyback operations as a substitute service to deliver overflow loads and such substitute service is matched in both directions (East to West and West to East or North to South and South to North), it is understood and agreed by the parties that the Employer will be required to add a sufficient number of employees and the necessary amount of equipment to move trailers over the road when the volume of matched loads reaches a level to insure efficient utilization of equipment and regular work opportunity for the added employees.

It is the intent of the parties in this Section 1 to maximize the movement of freight over the Employer’s established relay runs, thereby minimizing the use of substitute service.

The record keeping requirement set out in Section 2 below will provide the Union with the basis of monitoring the use of such piggyback operation.

(d) The Employer agrees the non-employee owner-operators, birdy-back, fishy-back and barge operations will not be used over the same routes where the Employer has established relay runs during the term of this Agreement.

Section 2. Maintenance of Records

NO CHANGE

Section 3. Intermodal Service

(a) The parties recognize that in 1991, Congress passed the Intermodal Surface Transportation Efficiency Act of 1991 and declared the policy of the United States to be one of promoting the development of a national intermodal transportation system consisting of all forms of transportation in a unified, interconnected manner. The parties have, therefore, entered into this Agreement to enhance the Employer’s opportunities to secure the benefits which flow from this national policy of encouraging intermodal transportation, including long-term stable and secure employment. At the same time, the parties recognize the need to minimize and provide for the impact which intermodal operations may have on certain employees covered by this Agreement.

(b) Use of Intermodal Service

1. Subject to the conditions set forth hereinafter, ~~an~~ the Employer may establish a new intermodal service over the same route where the Employer has established relay runs or through runs.

Present relay or through operations may not be reduced, modified or changed in any other manner as the result of the implementation of a new intermodal service until such time as the proposed intermodal operation has been approved by the National Intermodal Committee. The Employer shall submit to the National Intermodal Committee an application for approval which shall identify the road operation(s) the intended intermodal service will reduce and/or eliminate; a list identifying the name and seniority date of each driver affected by the intended intermodal service(s); and a list by domicile of each of the road drivers openings available.

In the event the National Intermodal Committee is unable to agree on whether or not the Employer’s proposed intermodal operations meet the criteria set forth below, the proposed operation shall not be approved until such time as those issues are resolved. This provision shall not be utilized as a method to delay and/or deny a proposed intermodal operation when the criteria set forth below have been clearly satisfied.

(a) There shall be no more than two (2) intermodal changes approved during the term of this Agreement; and

(b) No more than ten (10) percent of the Employer’s total active road driver seniority list as of April 1, 1998 shall be affected by the intermodal changes approved during the term of this Agreement.

In the event a proposed intermodal operation also includes the transfer of work that is subject to the provisions of Article 8, Section 6, the proposed intermodal operations and the transfer of work subject to Article 8, Section 6, may be heard by a combined National Intermodal/Change of Operations Committee on a joint record, and the seniority rights of all affected employees shall be determined by Article 29, Section 3 95 such Committee, which shall have the authority granted in Article 8, Section 6(g).

2. An approved intermodal operation that provides service over established relay and/or through operations shall include protection for all bid drivers during each dispatch day and all extra board drivers during each dispatch week at each of the affected domiciles.

For purposes of determining the weekly protection for extra board drivers, the affected driver’s average weekly earnings during the previous four (4) week period in which the driver had normal earnings shall be considered the weekly protection when violations occur.

3. When transporting any shipment by intermodal service within the Employer’s terminal network, the Employer shall utilize its drivers subject to the applicable respective area supplemental agreements to pickup such shipments from the shipper at point of origin and/or the Employer’s terminal and deliver them to the applicable intermodal exchange point. The Employer also shall use its drivers to deliver intermodal shipments to the consignee or the Employer’s terminal. A driver may be required to drive through other terminal service areas to the intermodal exchange point to pickup and deliver intermodal shipments without penalty.

4. Total intermodal rail miles included on line 303 of Schedule 300 of the BTS Annual Report shall not exceed 28 percent of the Employer’s total miles as reported on line 301 of Schedule 300 of the BTS Annual Report during any calendar year. In the event intermodal rail miles exceed this 28 percent maximum, the Employer shall be required to remove an appropriate amount of freight from the rail and add a corresponding number of drivers at each affected domicile. Effective for Calendar Year 2005 and thereafter, the maximum amount of rail miles as a percent of total miles as calculated above will be reduced from 28% to 26%. Subject to the provisions of Section 6 of the Article, total intermodal rail miles included on line 303 of Schedule 300 of the BTS Annual Report shall not exceed 24 percent of the Employer’s total miles as reported on line 301 of Schedule 300 of the BTS Annual Report during any calendar year. In the event intermodal rail miles exceed this 24% maximum, the Employer shall be required to remove an appropriate amount of freight from the rail and add a corresponding number of drivers at each affected domicile.

The parties recognize that the current shipping markets demand expedited delivery of freight in a manner that may not be accomplished by hauling certain freight by rail. These market demands create a need to reduce the amount of freight hauled by rail and to use alternative methods of substitute service. As contemplated by Article 20, Section 4, new business opportunities may be pursued that promote new Teamster job opportunities while protecting existing Teamster jobs, benefits, and working conditions. With these facts in mind, the rail miles as a percentage of total miles will be reduced as follows: effective Calendar Year 2010, the maximum amount of rail miles as a percentage of total miles as calculated above will be reduced from 24% to 21.5%. Effective Calendar Year 2011, the maximum amount of rail miles as a percentage of total miles as calculated above will be reduced from 21.5% to 21%. Effective Calendar Year 2012, the maximum amount of rail miles as a percentage of total miles as calculated above will be reduced from 21% to 19%. The reduction in rail miles during the term of this Agreement is subject to the provisions of Article 29, Section 6.

The National Intermodal Committee shall establish rules and guidelines that will allow the Union the opportunity to verify and audit the Employer’s BTS rail reports. In the event the Union establishes through the grievance procedure that ~~an~~ the Employer has falsified the BTS reports in order to increase the maximum amount of intermodal rail miles permitted under this Article, the remedy for such a violation shall include a cessation of the Employer’s affected intermodal service until such time as the issue has been resolved to the satisfaction of the Union.

In the event the BTS rail and/or line haul miles reporting requirements are modified and/or eliminated, the parties will meet to develop a substitute reporting procedure consistent with those of the BTS.

(c) Job Protection for Current Road Drivers

1. Rail operations that are subject to the provisions of Section 1(b) above shall not result in the layoff or involuntary transfer of any driver at any affected road driver domicile.

2. During the term of this Agreement, ~~an~~ the Employer shall be permitted no more than two (2) Intermodal Changes whereby the Employer may reduce and/or eliminate existing road operation(s) through the use of intermodal service. It is specifically agreed that a total of no more than ten (10) percent of the Employer’s total active road driver seniority list as of April 1, 2003, shall be affected by the Intermodal Changes during the term of this Agreement.

Any road driver who is adversely affected by an approved Intermodal Operation and would thereby be subject to layoff, or who is on layoff at an affected domicile at the time an Intermodal Operation is approved, shall be offered work opportunity at other road driver domiciles within the Employer’s system. The Employer shall include in its proposed Intermodal Operations specific facts that adequately support the Employer’s claims that there will be sufficient freight to support the work opportunities the Employer proposes at each gaining domicile. In the event there is more than one (1) domicile involved, the drivers adversely affected shall be dovetailed on a master seniority list and an opportunity to relocate shall be offered on a seniority basis, subject to the provisions of Article 8, Section 6. The “hold” procedures set forth in Article 8, Section 6 of the ABF NMFA shall be applicable. Where the source of the proposed work opportunity is presently being performed by bargaining unit employees over the road, the Employer shall be required to make reasonable efforts to fill the offered positions as set forth in Article 8, Section 6(d)(6).

Drivers who relocate under this provision shall be dovetailed on the applicable seniority list at the domicile they bid into. Health & welfare and pension contributions shall be remitted in accordance with the provisions of Article 8, Section 6(a) and moving and lodging shall be paid in accordance with Article 8, Section 6(c) of the ABF NMFA.

It is understood and agreed that the intent of this provision is to provide the maximum job security possible to those drivers affected by the use of intermodal service. Therefore, the number of drivers on the affected seniority lists at rail origin points at the time an intermodal change becomes effective shall not be reduced during the term of this Agreement other than as may be provided in subsequent changes of operations. Drivers on the affected seniority lists at gaining domiciles at the time an intermodal change becomes effective, shall not be permanently laid off during the term of this Agreement.

The senior driver voluntarily laid off at an intermodal losing domicile will be restored to the active board each time foreign drivers or casuals (where applicable) make ten (10) trips (tours of duty) within any thirty (30) calendar day period on a primary run of such domicile, not affected by a Change of Operations.

For the purposes of this Section, short-term layoffs (1) that coincide with normal seasonal freight flow reductions that are experienced on a regional basis and that include a reduction in rail freight that corresponds to the reduction in truck traffic, or (2) that are incidental day-to-day layoffs due to reasons such as adverse weather conditions and holiday scheduling, shall not be considered as a permanent layoff. Layoffs created by a documented loss of a customer shall not exceed thirty (30) days. Any layoff for reasons other than as described above shall be considered as a permanent layoff. The Employer shall have the burden of proving that a layoff is not permanent.

In order to ensure that the work opportunities of the drivers at the gaining domiciles are not adversely affected by the redomiciling of drivers, the bottom twenty-five percent (25%) of the drivers at a gaining domicile shall not have their earnings reduced below an average weekly earnings of seven hundred dollars ($700). This seven hundred dollar ($700) average wage guarantee shall not start until the fourth (4th) week following the implementation of the approved Intermodal Change of Operation.

It is not the intent of this provision to establish a seven hundred dollar ($700) per week as an artificial base wage but rather a minimum guarantee. This provision shall not preclude the short-term layoffs as defined above. The Employer shall have the burden of proving that drivers at the gaining domiciles have not had their work opportunities adversely affected by the redomiciling of drivers.

The seven hundred dollar ($700) average wage guarantee shall be determined based on the average four (4) weeks earnings of each active protected driver on the bottom twenty-five percent (25%) of the seniority roster. When the earnings of any active protected driver in the bottom twenty-five percent (25%) of the seniority roster totals less than two thousand, eight hundred dollars ($2,800) during each four (4) week period, the driver shall be compensated for the difference between actual earnings and two thousand, eight hundred dollars ($2,800).

The four (4) week average shall be calculated each week on a “rolling” basis. A “rolling” four (4) week period is defined as a base week and the previous three consecutive weeks. Where ~~an~~ the Employer makes a payment to an employee to fulfill the guarantee, the amount paid shall be added to the employee’s earnings for the base week of the applicable four (4) week period and shall be included in the calculations for subsequent four (4) week “rolling” periods to determine whether any further guarantee payments to the employee are due.

Time not worked shall be credited to drivers for purposes of computing earnings in the following instances:

a. Where a driver is offered a work opportunity that the driver has a contractual obligation to accept, and the driver elects not to accept such work, the driver shall have an amount equal to the amount of the wages such work would have generated credited to such driver for purposes of determining the seven hundred dollar ($700) average wage guarantee.

No driver shall be penalized by having contractual earned time off credited for purposes of determining the seven hundred dollar ($700) average wage guarantee. However, where a driver takes earned time off in excess of forty-eight (48) hours during any work week, that work week shall be excluded from the rolling four (4) week period used to determined the seven hundred dollar ($700) average wage guarantee.

b. Where a driver uses a contractual provision to refuse or defer work so as to knowingly avoid legitimate work opportunity and therefore abuse the seven hundred dollar ($700) average wage guarantee, the driver shall have an amount equal to the amount of the wages such work would have generated credited to such driver for purposes of determining the seven hundred dollar ($700) average wage guarantee.

Nothing in this subsection applies to or shall be construed to limit claims by any driver on the seniority roster at a gaining domicile alleging that the driver’s work opportunity was adversely affected following the implementation of the Intermodal Change of Operations because of the Employer’s failure to provide adequate work opportunities for existing and redomiciled drivers. However, after the point that the Employer has provided adequate work opportunities for protected drivers (existing and redomiciled), the wage protection for active drivers in the bottom twenty-five percent (25%) of the seniority roster shall be limited to the seven hundred dollar ($700) guarantee.

As soon as a factual determination has been made that a driver in the bottom twenty-five percent (25%) of the seniority roster is entitled to the seven hundred dollar ($700) average wage guarantee, the driver’s claim shall be paid. All other types of claims that the driver’s work opportunities have been adversely affected shall be held in abeyance until determined through the intermodal grievance procedure.

Section 4. National Intermodal Committee

NO CHANGE

Section 5.

NO CHANGE

Section 6.

NO CHANGE

MEMORANDUM OF UNDERSTANDING

PURCHASED TRANSPORTATION

The undersigned parties have reached agreement regarding Purchased Transportation Service (PTS) and outline the following understandings with reference to the operation/employee protection of this MOU. This MOU is intended to permit a limited use of PTS for over-the-road transportation only. Nothing in this MOU is intended to permit the use of PTS for any other operation (i.e. P & D, Local Cartage, current intermodal, drayage, or shuttle operations etc.). Article 29 of the ABF NMFA remains in effect except as specifically provided for in this Memorandum of Understanding.

Any disputes regarding PTS will be referred to the National PTS Committee consisting of an equal number of representatives from the Union and the Company for resolution. Any failures to resolve the dispute will be referred to the National Grievance Committee.

1)
All active road drivers as of the date of ratification of the ABF NMFA commencing in 2013 will be protected by red circle name from layoff directly caused by the use of purchased transportation per the attached seniority lists as of the date of ratification. This protection does not apply to a road driver who has been offered but declined a transfer pursuant to any Change of Operations.

2)
Notwithstanding anything in the ABF NMFA to the contrary, the Employer shall be permitted to utilize companies for over-the-road purchased transportation substitute service. The maximum amount of over-the-road purchased transportation shall be limited to 4% in Calendar Year 2013 (increased to 6% starting with Calendar Year 2014), of the Employer’s total miles as reported on line 301 of Schedule 300 of the DOT/FMCSA Annual Report during any calendar year. In conjunction with using over-the-road purchase transportation providers, the Company’s total combined intermodal rail miles and purchased transportation miles shall not exceed 24% of the Company’s total miles during any calendar year.

3)
It is agreed that any purchased transportation provider utilized under this MOU shall be permitted to only make pick-ups at an ABF customer, and drop and pickup trailers at the Employer’s terminal locations, but shall be required to do so in areas of the terminal specifically designated for such exchange. Freight picked up at a customer location by purchased transportation shall be delivered to the nearest ABF facility(s) that can effectuate the efficient integration of the product into the ABF system.

4)
If a red-circled driver is available (which includes the two (2)-hour period of time prior to end of his/her rest period) at point of origin when the trailer leaves the terminal or customer yard via purchased transportation, such driver’s runaround compensation shall start from the time the trailer leaves the yard. Available red-circled drivers at relay points shall be protected against runarounds if a violation occurred at the point of origin. If the Employer does not have an over-the-road domicile at the point of origin, the Employer shall protect the red-circled employees against runaround of the available drivers at the first relay point over which the freight would normally move had it not been placed on purchased transportation. Available red-circled drivers at relay points shall be protected against runaround if a violation occurred at the first relay point. Runaround protection will be equal to the number of PTS drivers used; i.e. for each PTS used one aggrieved driver will be protected regardless of the dispatch system used at the affected terminal.

5)
In the event a Union carrier becomes available to the Company and said carrier is cost competitive and equally qualified, the Company will give such carrier first and preferred opportunity to bid on purchased transportation business. The Employer shall provide to TNFINC an up-to-date list of purchased transportation providers utilized within thirty (30) days of the end of each calendar quarter. In the event a PTS provider repeatedly violates the conditions established under this MOU, the Union shall have the ability to remove the carrier from future PTS utilization.

6)
The Employer shall report in writing on a monthly basis to each Local Union affected, the number of trailers tendered to any purchased transportation provider. The Employer also shall report the carrier’s name (including DOT number), origin, destination, trailer/load number, trailer weight and the time the trailer/load leaves the Employer’s yard. In addition, the Employer shall, on a quarterly basis, unless otherwise required, send to the office of the National Freight Director a report containing all of the above indicated information in addition to the total number of miles the Employer utilized with purchased transportation, inclusive of the type of PTS utilized, including whether the purpose was for avoiding empty miles, overflow or one-time business opportunities such as product launches.

7)
All new business opportunities (such as product launches) and purchased transportation to avoid empties shall count toward the maximum amount of purchased transportation. In the event of product launches, the Company will notify TNFINC within twenty-four (24) hours of being awarded the business and will provide an overview of the PTS service being utilized in the business opportunity. In the event it is necessary to temporarily exceed the limits outlined in this agreement to further accommodate a business opportunity, such request shall be made directly to TNFINC.

8)
To preserve and/or grow existing road boards, each time the Company uses purchased transportation providers to run over the top of linehaul domicile terminal locations and/or relay domiciles, said dispatches shall be counted as supplemental or replacement runs, as applicable, for purposes of calculating the requirement to add new employees to the road board. The formula for recalling or adding employees to the affected road board shall be thirty (30) supplemental runs in a sixty (60) day period. The only two exceptions to this condition are (a) one-time business opportunities (such as product launches), and (b) runs to avoid empties.

9)
On a monthly basis and until as otherwise agreed to, the Company will identify by name and number all dispatch and/or manifest lanes that have been identified as and designated as “empty lanes” eligible for PTS to include the number and percentage of empty miles currently on the two-way traffic lane. Such business and operational information as required by this MOU shall be provided to the National Freight Division on a confidential basis and will only be reviewed by TNFINC to ensure compliance with the provisions of this MOU.

Agreed:                 Agreed:

ABF Freight Systems Inc.         TNFINC

ARTICLE 30. JURISDICTIONAL DISPUTES

NO CHANGE

ARTICLE 31. SINGLE ~~MULTI-~~EMPLOYER, MULTI-UNION UNIT

The parties agree to become a ~~part of the multi~~ single-employer, multi-union bargaining unit established by this ABF National Master Freight Agreement, and to be bound by the interpretations and enforcement of this ABF National Master Freight Agreement and Supplements thereto.

ARTICLE 32. SUBCONTRACTING

Section 1. Work Preservation

NO CHANGE

Section 2. Diversion of Work - Parent or Subsidiary Companies

NO CHANGE

Section 3. Subcontracting

The Employer may subcontract local cartage work, including pick-ups and deliveries, when all ~~of his/her~~ regular employees at a particular location are either working, have been offered work or are scheduled to work, except that in no event shall road work presently performed or runs established during the life of this Agreement be farmed out. No dock work shall be farmed out except for existing situations established by agreed-to past practices. Overflow loads may be delivered pursuant to the provisions of Article 29. Loads may also be delivered by other agreed-to methods or as presently agreed to. Other persons performing subcontracted work which is permitted herein shall receive no less than the equivalent of the economic terms and conditions of this Agreement and the applicable Supplement.

The signatory Employer shall maintain records identifying persons performing subcontracted work permitted by this Agreement. Said records shall be made available for inspection by the Local Union(s) in the locality affected by such subcontract work.

The normal, orderly interlining of freight for peddle on occasional basis, where there are parallel rights, and when not for the purpose of evading this Agreement, may be continued as has been permitted by past practice provided it is not being done to defeat the provisions of this Agreement.

Section 4. Expansion of Operations

(a) Adjoining Over-The-Road and Local Cartage

It is understood and agreed that the provisions of the ABF National Master Freight Agreement shall be applied, without evidence of union representation of the employees involved, to all subsequent additions to, and extensions of, current over-the-road or local cartage operations which adjoin and are controlled and utilized as part of such current operations of the signatory Employer, or any other entity, not operated wholly independently of the signatory Employer within the meaning of Article 3, Section 1 (a). In this regard, the parties agree that newly-established terminals and consolidations of terminals which are controlled and utilized as part of a current operation will be covered by the ABF National Master Freight Agreement and applicable Over-the-Road and Local Cartage Supplemental Agreements.

(b) New Pick-Up and Delivery Adjoining Current Operations

It shall not, however, be a violation of this Article if, during the term of this Agreement, ~~an~~ the Employer commences pick-up and delivery operations which adjoin and are controlled and utilized as part of such current operations with other than its own employees when there is insufficient business to economically justify the establishment of its own employer-operated pick-up and delivery service. However, the above exception shall thereafter terminate when sufficient economic justification develops so as to warrant the establishment and maintenance of the terminal operation by ~~such~~ the Employer, in which event, the Employer shall institute a pick-up and delivery operation or continue such operations with companies which maintain wage standards established by this Agreement in the area where the work is conducted. This exception shall not apply in any circumstance where ~~an~~ the Employer is presently engaged in pick-up and delivery operations either through ~~his/her~~its own terminal or through companies which maintain such wage standards.

(c) Non-Adjoining Pick-Up and Delivery Operations

NO CHANGE

Section 5.

For the purpose of preserving work and job opportunities, the National Grievance Committee may define the circumstances and adopt procedures by which ~~an~~ the Employer and a Local Union, parties to this Agreement, may in compliance therewith enter into a Special Circumstance Agreement which does not meet the standards provided herein.

Section 6.

During negotiations for the National Master Freight Agreement to replace the Agreement which is scheduled to expire on March 31, 2003, the parties discussed employer subcontracting under Article 32 of the NMFA. As a result of these discussions, the parties agreed to the following understandings and clarifications as to the intent of the work preservation, diversion of work, and subcontracting provisions of Article 32:

A. It is a violation of Article 32 to use vendors to perform work, other than overflow, of the kind, nature, or type currently or previously performed by bargaining unit employees. For example, it is a violation of Article 32 for the size of the bargaining unit to decrease by attrition and the Employer not replace the employees while using vendors to perform work of the kind, nature, or type previously performed by that bargaining unit. Bargaining unit work of the kind, nature, or type includes any pick-up or delivery of freight, dockwork, clerical, or maintenance work functions performed by the bargaining unit under the Agreement.

B. Although Article 32 permits the Employer to subcontract overflow work, it is a violation for the Employer to regularly subcontract work of the kind, nature, or type currently or previously performed by the bargaining unit, rather than hiring additional employees over and above the existing complement to perform the regularly subcontracted work. Subject to employee availability (for example, inability to hire and/or absenteeism), work is subcontracted regularly in violation of Article 32 when there is a pattern of bargaining unit work being subcontracted on a daily or weekly basis. Nothing in this Memorandum of Understanding is intended to change the triggers for hiring in the applicable Supplemental Agreements.

C. Recognizing that shippers may consign freight within their control to/from Mexico at any point in the United States, Article 32 prohibits the Employer from subcontracting work under its control to be performed in the United States of the kind, nature, or type currently or previously performed by the bargaining unit to employees employed by Mexican companies.

D. It is a violation of Article 32 for the Employer to knowingly subcontract bargaining unit work to be performed by a subcontractor while any regular scheduled or regular unscheduled employees, including “shapes” or “~~10~~ percenters” are on lay off unless they have been offered and refused such work (or attempt to contact the employee is unsuccessful, which shall be verified). Subterfuge by any party is a serious offense and violates Article 32. Examples of subterfuge may include:

a. Tendering an amount of freight to a vendor on a given day that exceeds the capacity of that vendor; and

b. Tendering freight to a subcontractor that knowingly will not be attempted for delivery on the day subcontracted.

Section 7. National Subcontracting Review Committee

The parties shall establish a National Subcontracting Review Committee composed of two (2) Union representatives appointed by the Union Chairman of the National Grievance Committee and two (2) Employer representatives appointed by the Employer Chairman of the National Grievance Committee. The National Subcontracting Review Committee shall have the authority to review and adjudicate alleged violations of the work preservation, diversion of work and subcontracting provisions of Article 32, including practices by ~~an~~ the Employer that are an alleged subterfuge to avoid the requirements of Article 32.

All other grievances arising under this Article shall be processed on an expedited basis pursuant to the procedures contained in Article 8, Section 1(a).

ARTICLE 33.    WAGES, CASUAL RATES, PREMIUMS AND COST-OF-LIVING
(COLA) –

***SEE: SUMMARY OF ECONOMICS***

3. Utility Employee and Sleeper Team Premiums

(a) In the event ~~an~~ the ~~employer~~ Employer subject to this Agreement utilizes the employee classification, those utility employees shall receive an additional one dollar ($1.00) per hour over and above the applicable supplemental rate.

(b) Effective April 1, 2003, the Sleeper Team Premium will be a minimum of 2 cents per mile over and above the applicable single man rates in each Supplemental Agreement.

4. Cost of Living Adjustment Clause

***SEE: SUMMARY OF ECONOMICS***

~~All regular employees shall be covered by the provisions of a cost-of living allowance as set forth in this Article.~~

~~The amount of the cost-of-living allowance shall be determined as provided below on the basis of the “Consumer Price Index for Urban Wage Earners and Clerical Workers”, CPI-W (Revised Series Using 1982-84 Expenditure Patterns), All Items (1982-84=100), published by the Bureau of Labor Statistics, U.S. Department of Labor and referred to herein as the “Index”.~~

~~Effective April 1, 2004, and every April 1 thereafter during the life of the agreement, a cost-of-living allowance will be calculated on the basis of the difference between the Index for January, 2003 (published February 2003) and the Index for January, 2004 (published February 2004) with a similar calculation for every year thereafter, as follows:~~

~~For every 0.2 point increase in the Index over and above the base (prior year’s) Index plus 3.0%, there will be a 1 cent increase in the hourly wage rates payable on April 1, 2004, and every April 1 thereafter. These increases shall only be payable if they equal a minimum of five cents ($.05) in a year.~~

~~All cost-of-living allowances paid under this agreement will become and remain a fixed part of the base wage rate for all job classifications. A decline in the Index shall not result in the reduction of classification base wage rates.~~

~~Mileage paid employees will receive cost-of-living allowances on the basis of .25 mills per mile for each 1 cent increase in hourly wages.~~

5. Education and Training

The employer will pay each regular employee that completes CDL training and certification after April 1, 20~~08~~ 13 the sum of ~~two hundred and fifty dollars ($250.00)~~ three hundred dollars ($300.00).

ARTICLE 34. GARNISHMENTS

In the event of notice to ~~an~~ the Employer of a garnishment or impending garnishment, the Employer may take disciplinary action if the employee fails to satisfy such garnishment within a seventy-two (72) - hour period (limited to working days) after notice to the employee. However, the Employer may not discharge any employee by reason of the fact that his earnings have been subject to garnishment for any one (1) indebtedness. If the Employer is notified of three (3) garnishments irrespective of whether satisfied by the employee within the seventy-two (72) - hour period, the employee may be subject to discipline, including discharge in extreme cases. However, if the Employer has an established practice of discipline or discharge with a fewer number of garnishments or impending garnishments, if the employee fails to adjust the matter within the seventy-two (72) - hour period, such past practice shall be applicable in those cases.

ARTICLE 35.

Section 1. Employee’s Bail

NO CHANGE

Section 2. Suspension or Revocation of License

In the event an employee receives a traffic citation for a moving violation which would contribute to a suspension or revocation or suffers a suspension or revocation of his/her right to drive the company’s equipment for any reason, he/she must promptly notify ~~his/her~~the Employer in writing. Failure to comply will subject the employee to disciplinary action up to and including discharge. If such suspension or revocation comes as a result of his/her complying with the Employer’s instruction, which results in a succession of size and weight penalties or because he/she complied with ~~his/her~~the Employer’s instruction to drive company equipment which is in violation of DOT regulations relating to equipment or because the company equipment did not have either a speedometer or a tachometer in proper working order and if the employee has notified the Employer of the citation for such violation as above mentioned, the Employer shall provide employment to such employee at not less than his/her regular earnings at the time of such suspension for the entire period thereof.

When an employee in any job classification requiring driving has his/her operating privilege or license suspended or revoked for reasons other than those for which the employee can be discharged by the Employer, a leave of absence without loss of seniority, not to exceed three (3) years, shall be granted for such time as the employee’s operating license has been suspended or revoked. The employee will be given work opportunities ahead of casuals to perform non-CDL required job functions.

Section 3. Drug Testing

PREAMBLE

NO CHANGE

ABF NMFA UNIFORM TESTING PROCEDURE

A. Probable Suspicion Testing

NO CHANGE

B. DOT Random Testing

NO CHANGE

C. Non-Suspicion-Based Post-Accident Testing

NO CHANGE

D. Chain of Custody Procedures

NO CHANGE

E. Urine Collection Kits and Forms

NO CHANGE

F. Laboratory Requirements

NO CHANGE

4. Laboratory Accreditation

NO CHANGE

G. Laboratory Testing Methodology

NO CHANGE

H. Leave of Absence Prior to Testing

NO CHANGE

I. Disciplinary Action Based on Positive Adulterated, or Substituted Test Results

NO CHANGE

J. Return to Employment After a Positive Urine Drug Test

NO CHANGE

K. Special Grievance Procedure

NO CHANGE

L. Paid-for Time

NO CHANGE

Section 4. Alcohol Testing

NO CHANGE

A. Employees Who Must be Tested

There shall be random, non-suspicion-based post-accident and probable suspicion alcohol testing of all employees subject to DOT mandated alcohol testing. This includes all employees who, as a condition of their employment, are required to have a DOT physical, a CDL and are subject to testing for drugs under Article 35, Section 3 B.

Employees covered by this Collective Bargaining Agreement who are not subject to DOT-mandated alcohol testing are only subject to probable suspicion testing as provided in Article 35, Section 3 of the ABF NMFA or the appropriate article of the applicable Supplemental Agreement. The alcohol breath testing methodology outlined in this Section will be utilized for all employees required to undergo probable suspicion testing. (For test results and discipline, refer to ABF NMFA, Article 35, Section 3 I 2.)

B. Alcohol Testing Procedure

NO CHANGE

C. Notification

NO CHANGE

D. Pre-Qualification Testing for Non-DOT Personnel

NO CHANGE

E. Random Testing

NO CHANGE

F. Non-Suspicion-Based Post-Accident Testing

NO CHANGE

G. Substance Abuse Professional (SAP)

NO CHANGE

H. Probable Suspicion Testing

NO CHANGE

I. Preparation for Testing

NO CHANGE

J. Specimen Testing Procedures

NO CHANGE

K. Leave of Absence Prior to Testing

NO CHANGE

L. Disciplinary Action Based on Positive Test Results

NO CHANGE

M. Return to Duty After a Positive (Greater than .04 to the State Limit) Alcohol Test

NO CHANGE

N. Paid-for-time -Testing

NO CHANGE

O. Record Retention

NO CHANGE

P. Special Grievance Procedure

NO CHANGE

ARTICLE 36. NEW ENTRY (NEW HIRE) RATES

*** SEE SUMMARY OF NATIONAL ECONOMIC ITEMS***

ARTICLE 37. NON-DISCRIMINATION

NO CHANGE

ARTICLE 38.

Section 1. Sick Leave

Effective April 1, 1980 and thereafter, all Supplemental Agreements shall provide for five (5) days of sick leave per contract year.

Sick leave not used by March 31 of any contract year will be paid on March 31 at the applicable hourly rate in existence on that date. Each day of sick leave will be paid for on the basis of eight (8) hours’ straight-time pay at the applicable hourly rate.

Sick leave will be paid to eligible employees beginning on the third (3rd) working day of absence due to sickness or accident except where the employee is hospitalized prior to that date when it will be paid beginning on the date of hospitalization.

Effective January 1, 2009, the accrual and cash out dates for sick leave will ~~become~~ move from April 1 to January 1. As an example, employees will be entitled to cash out accrued unused sick leave on April

1, 2008, and will accrue an additional 5 days sick leave between April 1, 2008, and December 31, 2008, and will be entitled to cash out any unused sick leave on January 1, 2009. In addition, no employee will lose their entitlement to the cash out of unused sick leave on January 1, 2009, because they were not able to satisfy the present eligibility provision of having received 90 days of compensation during the shorten qualifying period of April 1, 2008, through December 31, 2008.

The additional sick leave days referred to above shall also be included in those Supplements containing sick leave provisions prior to April 1, 1976. The National Negotiating Committees may develop rules and regulations to apply to sick leave provisions negotiated in the 1976 Agreement and amended in this Agreement uniformly to the Supplements. The Committee shall not establish rules and regulations for sick leave programs in existence on March 31, 1976.

Section 2. Jury Duty

NO CHANGE

Section 3. Family and Medical Leave Act

NO CHANGE

ARTICLE 39. DURATION

Section 1.

This Agreement shall be in full force and effect from April 1, 20~~08~~ 13 to and including March 31, 20~~13~~ 18, and shall continue from year to year thereafter unless written notice of desire to cancel or terminate this Agreement is served by either party upon the other at least sixty (60) days prior to date of expiration.

When notice of cancellation or termination is given under this Section, the Employer and the Union shall continue to observe all terms of this Agreement until impasse is reached in negotiations, or until either the Employer or the Union exercise their rights under Section 3 of this Article.

Section 2.

Where no such cancellation or termination notice is served and the parties desire to continue said Agreement but also desire to negotiate changes or revisions in this Agreement, either party may serve upon the other a notice at least sixty (60) days prior to March 31, 20~~13~~ 18 or March 31st of any subsequent contract year, advising that such party desires to revise or change terms or conditions of such Agreement.

Section 3.

The Teamsters National Freight Industry Negotiating Committee, as representative of the Local Unions or the signatory Employer or the authorizing Employer Associations, shall each have the right to unilaterally determine when to engage in economic recourse (strike or lockout) on or after April 1, 20~~13~~ 18, unless agreed to the contrary.

Section 4.

Revisions agreed upon or ordered shall be effective as of April 1, 20~~13~~ 18 or April 1st of any subsequent contract year.

Section 5.

NO CHANGE

Section 6.

NO CHANGE

IN WITNESS WHEREOF the parties hereto have set their hands and seals this day of _____ , 20~~03~~ 13 to be effective April 1, 20~~08~~ 13, except as to those areas where it has been otherwise agreed between the parties.

NEGOTIATING COMMITTEES
FOR THE LOCAL UNIONS:
TEAMSTERS NATIONAL FREIGHT INDUSTRY
NEGOTIATING COMMITTEE

[TNFINC Committee names to be inserted]

FOR THE EMPLOYER:

[ABF Committee names to be inserted]

ADDENDUM A

Work Day/work week

The number of start times in effect today will remain. In addition to the existing number of start times, the Company will be allowed to add three (3) additional start times in a twenty-four (24) hour period. There shall be no more than 12 total start times unless such times currently exist in any given location.

(Examples: If a location currently has five (5) start times, they would be allowed to have eight (8) start times. If a location has six (6) start times they could go to nine (9). If a location has ten (10) start times they could go to twelve (12). These start times include all local cartage, dock, hostler classifications.)

ADDENDUM B

Break Times

All locations that currently have two (2) fifteen (15) minute breaks will be reduced to two (2) ten (10) minute breaks, unless otherwise required by law. Exceptions are straight 8’s and 4-10 hour shifts, for which breaks will remain the same.

There will be an additional ten (10) minute break after the tenth (10th) hour and once every two (2) hours thereafter.

ADDENDUM C

Work Across Classifications

(a) Hostling Across Job Classifications: When someone bids or is assigned a hostling job, he/she will be required to do any type of hostling required at that location (for example, hook road units, city units and trailers to and from the dock). Seniority will prevail for work assignments among various hostler assignments (road, dock, city) and when the need exists to move employees within the hostler assignment, the junior employee will be moved first.

(b) Drop & Pick: Road drivers will be permitted to make one pickup or delivery en-route to his/her destination terminal and he/she is also able to make one pickup or delivery en-route on his/her return. A “drop & pick en-route” shall be defined as a drop or pickup between the start of a run and the end of the run (i.e., between points A and B) and shall not deviate 20 miles from the normal route. There shall be no fingerprinting of the freight. Furthermore, the Company shall not violate any “T rules” that exist in any Supplement (i.e., prohibiting stops beyond or before the destination or ending terminals), except as otherwise agreed to.

(c) Drop & Hook: At terminals with 75 or fewer local cartage employees, a road driver that comes into the terminal may be able to push or pull his/her power unit even though there are local cartage/dock employees on duty. This provision shall not apply in a driver’s home domicile or at his/her lay down destination.

(d) Forklift only bids: There will be no forklift driver only positions.

NATIONAL ECONOMIC SETTLEMENT

ABF NMFA
TENTATIVE AGREEMENT
Reached May 3, 2013

Summary of General Monetary
National and all Supplemental Agreements
For the period covering April 1, 2013 through March 31, 2018

Note: The general hourly, mileage and other benefit modifications are as follows and shall be applied in accordance with the appropriate Area Supplement.

1.    General Wage Adjustments

a.    Effective payroll period following ratification:
-7.0% on all hourly and mileage rates

b.    Effective July 1, 2014:
+2.0% on all hourly and mileage rates

c.    Effective July 1, 2015:
+2.0%% on all hourly and mileage rates

d.    Effective July 1, 2016:
+2.0% on all hourly and mileage rates

e.    Effective July 1, 2017:
+2.5% on all hourly and mileage rates

(see attachment for additional info)

Other:

Combo Casuals receive 85% of GWI

Education and Training: CDL certification will pay $300.00

2.    Cost-of-Living Adjustments (COLA):

Annual COLA payable on July 1, 2014, July 1, 2015, July 1, 2016, and July 1, 2017, if the Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W), U.S., all items, (1982-84=100) increases by more than 3.5% in relevant annual time periods. Maintain current language and adjust dates. In no case shall the COLA increase be more than five (5) cents in any given year.

3.    New Hire Wage Progression:

CDL Qualified Employees and Mechanics:
First day: 90% of top rate
1 year: 100% of top rate

Non-CDL Qualified Employees (excluding mechanics):
First day: 70% of top rate
1 year: 75% of top rate
2 year: 80% of top rate
3 year: 90% of top rate
4 year: 100% of top rate

4.    Vacation Reduction

(a) The vacation eligibility schedule in effect from the previous labor agreement shall be reduced by one week.

(b) Employees will not lose vacation for vacation anniversary years that began accruing prior to

April 1, 2013. Vacation accrual for vacation anniversary years beginning on or after April 1, 2013 will be reduced by one week.

5.    Health & Welfare and Pension Plans:

Health & Welfare and Pension

The Employer shall continue to participate in the same Health and Welfare and Pension Funds. During the life of this Agreement, the Employer shall continue to make contributions at the rates being paid as of the date of ratification of the ABF NMFA to the appropriate Health and Welfare and Pension Funds in such amounts as are determined on an annual basis by the Funds to be necessary to maintain the benefits then in effect.

Increased Employer Contributions to Teamster Health & Welfare and Pension Plans: If necessary to maintain the Health and Welfare and Pension benefits, the Employer shall increase its contribution to all Teamster Health & Welfare and Pension Plans, up to $1.00 per year as follows:

Effective Dates	Increases in Employer Contributions
August 1, 2013	up to $1.00 per hour
August 1, 2014	up to an additional $1.00 per hour
August 1, 2015	up to an additional $1.00 per hour
August 1, 2016	up to an additional $1.00 per hour

August 1, 2017	up to an additional $1.00 per hour

Monthly, daily and/or hourly contributions shall be converted from the hourly contributions in accordance with past practice.

Consistent with past practice under the NMFA, the Supplemental Negotiating Committee will determine the allocation of the negotiated contribution amounts to the appropriate Health & Welfare and/or Pension Funds.

Effective August 1, 2013, the trigger in all Supplements for qualifying for a week’s health and welfare contribution will be three days, except for supplements that have a longer requirement. Those Supplements on an hourly contribution will continue their respective practices. The trigger for the obligation to make health & welfare contributions in Supplements that provide for a monthly-based contribution shall remain the same.

The employer shall only be required to pay those portions of the “up to” $1.00 per hour increases that are necessary to maintain the benefits as described above.

6.    Duration: April 1, 2013 through March 31, 2018 (5 years)

MOU to ABF NMFA
ABF Freight System Wage and Vacation Reduction – Job Security Guidelines
Effective First Payroll Period Following Ratification through March 31, 2018
(unless otherwise stated)

Part One: Employee Reduction

1. Wage Reduction. All bargaining unit and non-bargaining unit employees (including management) will share the burden of economic sacrifice contained in this MOU since job security is the number one asset all ABF employees hope to participate in equally. Towards that end, the bargaining unit employees will be paid in accordance with the wage adjustments set forth in the ABF NMFA, which adjustments are on the following basis:

All employees shall have their hourly wage and mileage rates be reduced by 7.0%.
Effective July 1, 2014: Increase all hourly wage and mileage rates by 2.0%
Effective July 1, 2015: Increase all hourly wage and mileage rates by 2.0%
Effective July 1, 2016: Increase all hourly wage and mileage rates by 2.0%
Effective July 1, 2017: Increase all hourly wage and mileage rates by 2.5%

Such wage reductions and/or reduced earnings shall include overtime, incentive pay, etc, in addition to vacation, sick pay, holiday pay, funeral leave, jury duty, and other paid for time not worked. Non-bargaining unit employees shall share the burden as set forth in (a) below.

(a) The Employer must reduce the total compensation (defined as wages plus health and welfare and pension or retirement benefits) of all non - ABF NMFA bargaining unit employees (including management) by the same percentage reduction (an "Equal Reduction") in total compensation as is being applied to bargaining unit employees. Consideration will be made for all parties’ respective sacrifices instituted during the twenty four months prior to this Plan’s effective date. The Employer and TNFINC shall cooperate in achieving the equal sacrifice among Canadian employees of ABF, and recognize such efforts must be in compliance with applicable Canadian federal and provincial law.

(b) This MOU shall not prevent the Employer from paying variable, performance based compensation as the Employer has paid in past practice. This shall also not prevent the Employer from providing targeted increases to individual employees if necessary, in the Employer’s judgment, to operate the business so long as the overall total compensation increases are within the effective overall total compensation percentage increases to be received by the bargaining unit employees. If it becomes necessary to exceed this overall percentage increase limit to retain employees for the efficient continued operation of the business, the Employer would request approval from TNFINC.

New Hires
All employees hired after ratification shall be paid in accordance with the newly established contractual new hire percentages and the newly established contractual rates.

Part Two: Employee Protections

A. Access to Employer Financial Records.

The Employer shall submit an annual financial statement to the Local Unions which shall include an income statement, balance sheet and statement of cash flow for the prior year. The Union reserves the right on an annual basis to examine records of the Employer in order to monitor Employer compliance or utilize an independent auditor of its choice to do the same. As a condition of being provided such statements, books and audit, the Union (and any accountant or auditor engaged on its behalf) must agree to maintain the confidentiality of any Employer financial statements and reports for the protection of the Employer, and to execute a reasonable confidentiality agreement if the Employer requests in such form as the Employer may reasonably require.

B. Work Preservation.

(a) For the duration of this Agreement, the Employer agrees not to establish or purchase any union or non-union trucking company without the prior approval of TNFINC.

(b) The Employer agrees that during every year of the ABF NMFA it will fund the purchase, replacement and maintenance of ABF rolling stock (tractors, trailers and other ABF power equipment) in an amount not less than the net wage reduction provided by the ABF NMFA.

(c) The Employer agrees that it will not transfer any bargaining unit work to another trucking company or trucking-related service company, regardless of whether that company is affiliated with either ABF or its parent company, unless expressly authorized by the ABF-NMFA.

(d) The Employer makes a good faith commitment, absent any new regulatory or unforeseen extraordinary events, that it will not close ABF for the duration of this agreement.

C. Bankruptcy Protection.

The purpose of this wage reduction is to make a financial accommodation for the benefit of the Employer, within the meaning of section 365(e)(2) of the Bankruptcy Code. Accordingly, if the Employer files a Chapter 7 or 11 bankruptcy petition or is placed in an involuntary bankruptcy proceeding, the wage reduction may be terminated and wages reverted to full contract agreement on a prospective basis, if TNFINC so elects in writing. If TNFINC does not exercise its option hereunder, the Employer agrees not to file any motion under Sections 1113 or 1114 of the Bankruptcy Code without the union’s approval.

D. Current Ownership.

In the event a Change of Control of ABF occurs (without the prior written consent of the Union), this wage reduction may be terminated and wages reverted to full contract wage rates in effect immediately prior to ratification on a prospective basis if the Union so elects in writing and all other provisions of this Plan shall be null and void on a prospective basis.

For the purposes of this wage reduction, a "Change of Control," shall be deemed to have taken place when a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, assumes ownership of more than 50% of the total voting power of the stock of ABC or where the current directors of ABC (or directors that they nominate or their nominees nominate) no longer continue to hold more than 50% of the voting power of the board of directors).

E. Profit-Sharing Bonus

1. If the Employer achieves a published, annual operating ratio of 96.0 or below for any full calendar year during this agreement (2014 through 2017), each employee will receive a bonus based on their individual W-2 earnings (excluding any profit sharing bonuses) for the year in which the qualifying operating ratio was achieved according to the following schedule:

ABF Published Annual Operating Ratio	Bonus Amount
95.1 to 96.0	1%
93.1 to 95.0	2%
93.0 and below	3%

2. The profit-sharing bonus will be distributed to the employees by separate check within 60 days of the end of the calendar year. An employee must be on the ABF seniority list for the entire calendar year in question to be eligible for such a bonus. Any employee who resigns, retires or otherwise incurs a termination of employment, whether voluntary or involuntary, during the year in question shall not be eligible for a year-end bonus.

3. There shall be no inter-company charges initiated by the employer or changes in accounting assumptions or practices (GAAP), except as required to conform to governmental regulation, for the purpose of defeating the calculation of the annual operating ratio.

F. Pension Legislation

In the event that future federal legislation allows ABF to reduce its pension contribution rates which would not cause a reduction in benefits, the Company reserves the right to reopen the ABF NMFA as it relates to the pension contribution rates. If the parties do not agree on a mutually satisfactory resolution to negotiations over such issue within sixty (60) days of the start of such negotiations, either party shall be permitted all legal or economic recourse in support of its proposals on this matter notwithstanding any provisions of this Agreement to the contrary.

G Dispute Resolution

As part of the Collective Bargaining Agreement, disputes pertaining to this MOU are subject to the grievance procedure contained in the ABF National Master Freight Agreement. However, any grievance filed hereunder, by either party, shall be referred directly to the appropriate Regional Joint Area Committee for initial hearing and disposition.

END